Exhibit 4.2

CURALEAF HOLDINGS, INC.

Consolidated Financial Statements

As of and for the Years Ended

December 31, 2019 and 2018

(Expressed in United States Dollars Unless Otherwise Stated)

Page(s)

Independent Auditor’s Report	1

Consolidated Financial Statements

Consolidated Statements of Financial Position	3

Consolidated Statements of Profits and Losses	4

Consolidated Statements of Changes in Equity	5

Consolidated Statements of Cash Flows	6

Notes to Consolidated Financial Statements	7-46

Independent Auditor’s Report

To the Shareholders of Curaleaf Holdings, Inc.:

Opinion

We have audited the consolidated financial statements of Curaleaf Holdings, Inc. and its subsidiaries (the “Company”), which comprise the consolidated statements of financial position as at December 31, 2019, and the consolidated statements of profits and losses, changes in equity and cash flows for the year then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as at December 31, 2019, and its consolidated financial performance and its consolidated cash flows for the year then ended in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board.

Basis for Opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are independent of the Company in accordance with the ethical requirements that are relevant to our audits of the consolidated financial statements in Canada, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Other Information

Management is responsible for the other information. The other information comprises Management’s Discussion and Analysis.

Our opinion on the consolidated financial statements does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audit of the consolidated financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audits or otherwise appears to be materially misstated. If, based on the work we have performed on this other information, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.

Responsibilities of Management and Those Charged with Governance for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Company’s financial reporting process.

Antares Professional Corporation, Chartered Professional Accountants (“PKF Antares”) is a member firm of the PKF International Limited family of legally independent firms and does not accept any responsibility or liability for the actions or inactions of any individual member or correspondent firm or firms.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

•      Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•      Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control.

•      Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•      Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Company to cease to continue as a going concern.

•      Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

•      Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Company to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audits and significant audit findings, including any significant deficiencies in internal control that we identify during our audits.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

The engagement partner on the audit resulting in this independent auditor’s report is Erkin Atakhanov.

Calgary, Alberta	Chartered Professional Accountants
March 26, 2020	Licensed Public Accountants

Antares Professional Corporation, Chartered Professional Accountants

Suite 400, 906 12 Avenue SW, Calgary, Canada T2R 1K7

T: +1 403 375 9955, www.pkfantares.com

Curaleaf Holdings, Inc.

Consolidated Statements of Financial Position

(in thousands)

		December 31,
	Note	2019	2018
Assets
Current assets:
Cash and cash equivalents		$42,310	$266,616
Accounts receivable		18,335	9,402
Inventory, net	5	63,210	27,976
Biological assets	6	19,197	4,491
Prepaid expenses and other current assets		6,479	4,975
Total current assets		149,531	313,460
Deferred tax asset	14	2,628	2,556
Notes receivable	7	57,166	33,811
Property, plant and equipment, net	8	129,812	66,969
Right-of-use assets	17	82,794	—
Intangible assets, net	9	185,635	52,925
Goodwill	9	69,326	47,267
Investments	4	51,209	45,408
Other assets		8,825	7,440
Total assets		$736,926	$569,836

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable		$12,742	$3,974
Accrued expenses		18,016	15,721
Income tax payable	14	15,114	2,730
Current portion of lease liability	2,17	11,835	—
Current portion of notes payable	4, 10, 18	17,000	2,403
Other current liabilities	19	31,549	—
Total current liabilities		106,256	24,828
Deferred tax liability	14	22,642	6,508
Notes payable	10	87,953	81,901
Lease liability	2,17	81,319	—
Non-controlling interest redemption liability	4	2,694	2,957
Contingent consideration liability	4, 18	32,616	18,000
Total liabilities		333,480	134,194

Shareholders’ equity:
Share capital		693,699	657,525
Treasury shares		(5,208)	(4,325)
Reserves		(146,819)	(146,761)
Accumulated deficit		(132,910)	(65,666)
Total Curaleaf Holdings, Inc. shareholders’ equity	11	408,762	440,773
Redeemable non-controlling interest	4	(2,694)	(2,957)
Non-controlling interest	4	(2,622)	(2,174)
Total shareholders’ equity		403,446	435,642
Total liabilities and shareholders’ equity		$736,926	$569,836

Approved and authorized for issue on behalf of the Shareholders on March 26, 2020:

“Joseph F Lusardi”	“Michael Carlotti”	“Neil Davidson”
Chief Executive Officer	Chief Financial Officer	Chief Operating Officer

The accompanying notes are an integral part of these consolidated financial statements.

Curaleaf Holdings, Inc.

Consolidated Statements of Profits and Losses

(in thousands, except for share and per share amounts)

		Year ended
		December 31,
	Note	2019	2018
Revenues:
Retail and wholesale revenues		$173,857	$57,538
Management fee income		47,161	19,519
Total revenues		221,018	77,057
Cost of goods sold		102,386	31,172
Gross profit before impact of biological assets		118,632	45,885
Realized fair value amounts included in inventory sold		(74,757)	(16,069)
Unrealized fair value gain on growth of biological assets	6	97,738	16,471
Gross profit		141,613	46,287
Operating expenses:
Selling, general and administrative	13	121,022	65,312
Share-based compensation	12	16,607	2,229
Depreciation and amortization	8,9	31,701	7,427
Total operating expenses		169,330	74,968
Loss from operations		(27,717)	(28,681)
Other income (expense):
Interest income		9,938	4,805
Interest expense		(18,396)	(7,309)
Interest expense related to lease liabilities	17	(6,357)	—
Loss on change in fair value of convertible note		—	(25,100)
Other income (expense)		(3,257)	51
Total other expense		(18,072)	(27,553)
Loss before provision for income taxes		(45,789)	(56,234)
Income tax expense	14	(24,059)	(5,643)
Net loss and comprehensive loss		(69,848)	(61,877)
Less: Net loss attributable to non-controlling interest		(2,604)	(5,410)
Net loss attributable to Curaleaf Holdings, Inc.		$(67,244)	$(56,467)
Loss per share attributable to Curaleaf Holdings, Inc. — basic and diluted	15	$(0.15)	$(0.14)
Weighted average common shares outstanding — basic and diluted	15	462,911,053	396,498,411

The accompanying notes are an integral part of these consolidated financial statements.

Curaleaf Holdings, Inc.

Consolidated Statements of Changes in Equity

(in thousands, except for share amounts)

	Share Capital (Note 11)				Treasury	Share-based	Warrant	Other			Total Curaleaf Holdings, Inc.	Redeemable non - controlling interest	Non-controlling	Redeemable non- controlling	Total
	# of Shares				shares	reserves	reserves	reserves	Total	Accumulated	shareholders’	contingency	interest	interest	shareholders’
	Common	SVS	MVS	Amount	amount	(Note 12)	(Note 11)	(Note 4)	reserves	deficit	equity	(Note 4 & 19)	(Note 4 & 19)	(Note 4 & 19)	equity
Balances as of December 31, 2017	350,945,408	—	—	$109,855	$(966)	$5,035	$369	$—	$5,404	$(8,899)	$105,394	$(28,346)	$1,335	$26,382	$104,765
Warrants issued with financing agreement - 2021, net of issuance costs	—	—	—	—	—	—	7,251	—	7,251	—	7,251	—	—	—	7,251
Issuance of shares, net of issuance costs	37,641,130	—	—	28,500	—	—	—	—	—	—	28,500	—	—	—	28,500
Repurchase of shares	(4,151,486)	—	—	—	(2,500)	—	—	—	—	—	(2,500)	—	—	—	(2,500)
Exercise of warrants	6,557,235	—	—	7,945	—	—	(7,620)	—	(7,620)	—	325	—	—	—	325
Exercise of stock options	5,527,990	—	—	1,167	—	(563)		—	(563)	—	604	—	—	—	604
Conversion of loan	3,715,038	—	—	32,716	—	—	—	—	—	—	32,716	—	—	—	32,716
Conversion of shares	(400,235,315)	278,064,610	122,170,705	—	—	—	—	—	—	—	—	—	—	—	—
Issuance of shares for purchase of LVI	—	188,646	—	940	—	—	—	—	—	—	940	—	—	—	940
Issuance of shares in connection with private placement, net of issuance costs	—	45,422,167	—	374,132	—	—	—	—	—	—	374,132	—	—	—	374,132
Minority buyouts	—	11,447,916	—	100,497	—	—	—	(153,459)	(153,459)	(300)	(53,262)	—	(1,335)	(23,146)	(77,743)
Issuance of shares in connection with acquisitions	—	341,737	—	1,767	—	—	—	—	—	—	1,767	—	—	—	1,767
Cancellation of redeemable non-controlling interest	—	—	—	—	—	—	—	—	—	—	—	25,389	—	—	25,389
Repurchase of shares	—	(189,100)	—	—	(859)	—	—	—	—	—	(859)	—	—	—	(859)
Exercise of stock options	—	16,355	—	6	—	(3)	—	—	(3)	—	3	—	—	—	3
Share-based compensation	—	—	—	—	—	2,229	—	—	2,229	—	2,229	—	—	—	2,229
Net loss	—	—	—	—	—	—	—	—	—	(56,467)	(56,467)	—	—	(5,410)	(61,877)
Balances as of December 31, 2018	—	335,292,331	122,170,705	$657,525	$(4,325)	$6,698	$—	$(153,459)	$(146,761)	$(65,666)	$440,773	$(2,957)	$—	$(2,174)	$435,642
Conversion of shares	—	18,200,000	(18,200,000)	—	—	—	—	—	—	—	—	—	—	—	—
Minority buyouts	—	—	—	—	—	—	—	(13,877)	(13,877)	—	(13,877)	263		—	(13,614)
Redeemable non-controlling interest in connection with acquisition	—	—	—	—	—	—	—	—	—	—	—	—	2,156	—	2,156
Issuance of shares in connection with acquisitions	—	5,698,604	—	31,049	—	—	—	—	—	—	31,049	—	—	—	31,049
Repurchase of shares	—	(147,900)	—	—	(883)	—	—	—	—	—	(883)	—	—	—	(883)
Exercise of stock options	—	7,071,331	—	5,125	—	(2,788)		—	(2,788)	—	2,337	—	—	—	2,337
Share-based compensation	—	—	—	—	—	16,607	—	—	16,607	—	16,607	—	—	—	16,607
Net loss	—	—	—	—	—	—	—	—	—	(67,244)	(67,244)	—	—	(2,604)	(69,848)
Balances as of December 31, 2019	—	366,114,366	103,970,705	$693,699	$(5,208)	$20,517	$—	$(167,336)	$(146,819)	$(132,910)	$408,762	$(2,694)	$2,156	$(4,778)	$403,446

The accompanying notes are an integral part of these consolidated financial statements.

Curaleaf Holdings, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Year ended
	December 31,
	2019	2018
Cash flows from operating activities:
Net loss	$(69,848)	$(61,877)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	37,206	8,653
Share-based compensation	16,607	2,229
Non-cash interest expense	6,711	2,247
Unrealized gain on changes in fair value of biological assets	(97,738)	(16,471)
Realized fair value amounts included in inventory sold	74,757	(11,297)
Loss on change in fair value of convertible debt	—	25,100
(Gain) or loss on sale of property, plant and equipment	(118)	172
Other expense	—	1,203
Deferred taxes	6,959	2,499
Write off of acquisition costs	1,135	—
Changes in operating assets and liabilities
Accounts receivable	(6,943)	(8,142)
Biological assets	8,841	25,361
Inventory	(28,746)	(13,176)
Prepaid expenses and other current assets	710	(3,615)
Other assets	(1,216)	(120)
Accounts payable	533	1,334
Income taxes payable	12,384	1,903
Accrued expenses	445	10,896
Net cash used in operating activities	(38,321)	(33,101)
Cash flows from investing activities:
Purchases of property and equipment	(82,075)	(44,904)
Prepayment of acquisition consideration	—	(43,490)
Payment in connection with option to acquire an entity	(5,966)	—
Net assets acquired from acquisitions, net of cash acquired	(80,560)	(29,674)
Amounts advanced for notes receivable	(35,444)	(16,198)
Net cash used in investing activities	(204,045)	(134,266)
Cash flows from financing activities:
Proceeds from issuance of debt, net of issuance costs	—	104,247
Proceeds from private placement offering, net of issuance costs	—	375,159
Cash received from sale leaseback	25,245	—
Minority buyouts	(395)	(66,642)
Lease liability payments	(5,132)	—
Principal payments on debt	(3,112)	(26,300)
Repurchase of common stock	(883)	(2,670)
Exercise of stock options	2,337	604
Exercise of warrants	—	110
Issuance of common stock	—	28,500
Net cash provided by financing activities	18,060	413,008
Net change in cash	(224,306)	245,641
Cash at beginning of period	266,616	20,975
Cash at end of period	42,310	266,616
Supplemental disclosure of cash flow information:
Cash paid for interest	$9,285	$4,897
Cash paid for income tax	$7,200	$1,241
Supplemental disclosure of non-cash investing and financing activities:
Warrant reserve recognized in connected with debt issuance	$—	$7,251
Notes receivable settled in connection with acquisitions	$—	$6,956
Conversion of convertible note	$—	$32,716
Cancellation of non-controlling interest put option	$—	$(25,389)
Non-controlling interest buyout	$13,480	$65,142
Issuance of shares in connection with minority buyouts and acquisitions	$31,049	$102,264
Recognition of right of use assets and lease liabilities	$93,063	$—
Notes issued in connection with acquisition	$35,069	$7,616
Contingent consideration incurred in connection with acquisitions	$14,616	$18,000
Investment in Freehold Properties	$2,836	$—
Non-controlling interest recognized in connection with acquisitions	$2,156	$—
Reduction of notes receivable in connection with sale leaseback	$12,090	$—

The accompanying notes are an integral part of these consolidated financial statements.

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(in thousands, except for gram, share and per share amounts)

Note 1 — Operations of the company

Curaleaf Holdings, Inc. (the “Company”, “Curaleaf”, or the “Group”), formerly known as Lead Ventures, Inc. (“LVI”), was incorporated under the laws of British Columbia, Canada on November 13, 2014. Curaleaf operates as a life science company developing full scale cannabis operations, with core competencies in cultivation, manufacturing, dispensing and medical cannabis research.

On October 24, 2018 the Company completed a reverse takeover transaction and private placement further described in Note 3.  Following the transaction, the Company’s subordinate voting shares (“SVS”) were listed on the Canadian Securities Exchange (“CSE”) under the symbol “CURA” and on the OTCQX under the symbol “CURLF”.

The head office and principal address of the Company is 301 Edgewater Place #405, Wakefield, MA 01880. The Company’s registered and records office address is located at Suite 1700-666 Burrard Street, Vancouver, British Columbia, Canada.

Note 2 — Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and Interpretations of the IFRS Interpretations Committee (“IFRIC”) in effect as of and for the year ended December 31, 2019.

These consolidated financial statements were approved and authorized by the Board of Directors of the Company on [

Functional currency

The Company and its subsidiaries’ functional currency, as determined by management, is the United States (“U.S.”) dollar. The consolidated financial statements are presented in U.S. dollars unless otherwise stated.

Basis of consolidation

Affiliates are entities controlled by the Company. Control exists when the Company has the power, directly and indirectly, to govern the financial and operating policies of an entity and is exposed to the variable returns from its activities. The financial statements of affiliates are included in the consolidated financial statements from the date that control commences until the date that control ceases.

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(in thousands, except for gram, share and per share amounts)

These consolidated financial statements include the accounts of the Company and its directly subsidiaries, indirect subsidiaries that are not wholly owned and other entities consolidate other than on the basis of ownership:

		December 31,	December 31,
	State of	2019	2018
Business name	operations	ownership%	ownership%
CLF AZ, Inc.	AZ	100%	100%
CLF NY, Inc.	NY	100%	100%
Curaleaf CA, Inc.	CA	100%	100%
Curaleaf KY, Inc.	KY	100%	100%
Curaleaf Massachusetts, Inc.	MA	100%	100%
Curaleaf MD, LLC	MD	100%	100%
Curaleaf OGT, Inc.	OH	100%	100%
Curaleaf PA, LLC	PA	100%	100%
Curaleaf, Inc.	MA	100%	100%
Focused Investment Partners, LLC	MA	100%	100%
PalliaTech Maine, Inc.	ME	100%	100%
PalliaTech RI, LLC	RI	100%	100%
PalliaTech CT, Inc.	CT	100%	100%
PalliaTech OR, LLC (formerly Groen)	OR	100%	100%
PalliaTech Florida, Inc.	FL	100%	100%
PalliaTech Florida, LLC	FL	77.2%	75%
Curaleaf Florida, LLC	FL	70%	70%
CLF MD Processing, LLC	MD	100%	85%
PT Nevada, Inc. (Note 4)	NV	100%	—
HMS Health LLC (Note 4)	MD	—	—
HMS Processing LLC (Note 4)	MD	—	—
HMS Sales LLC (Note 4)	MD	—	—
MI Health LLC (Note 4)	MD	—	—
Town Center Wellness, LLC (Note 4)	MD	—	—

All significant intercompany balances and transactions were eliminated on consolidation.

Basis of measurement

The consolidated financial statements have been prepared on a historical cost basis except for certain financial instruments and biological assets which were measured at fair value.

Cash and cash equivalents

The Company considers all highly liquid instruments with original maturities at time of purchase of 90 days or less to be cash equivalents.

Restricted cash

Restricted cash balances are those which meet the definition of cash and cash equivalents but are not available for use by the Company. As of December 31, 2019 and 2018, other assets included restricted cash in the amounts of $500 and $3,625, respectively, which is related to amounts that are held in escrow with $125 being transferred to a third party on a monthly

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(in thousands, except for gram, share and per share amounts)

basis for consulting services. The remaining balance in other assets consists primarily of deposits for certain operating leases.

Inventory

Inventory is stated at lower of cost or net realizable value (“NRV”). NRV is determined as the estimated selling price in the ordinary course of business less estimated costs to sell. Packaging and supplies are initially valued at cost. The Company utilizes the most reliable evidence available to determine if inventory should be written-down below its current carrying value. The direct and indirect costs of inventory initially include the fair value of the biological asset at the time of harvest. They also include subsequent costs such as materials, labor, and depreciation expense on equipment involved in trimming and packaging. All direct and indirect costs related to inventory are capitalized as they are incurred and subsequently recorded within the line item “cost of goods sold” in the consolidated statement of profits and losses at the time the product is sold.

Biological assets

Expenditures incurred on biological assets are measured on initial recognition and at the end of each reporting period at their fair value less costs to sell in accordance with IAS 41 — Agriculture. The unrealized gain or loss arising on initial recognition of such biological assets at fair value less costs to sell and the change in fair value less costs to sell of biological assets are included in the consolidated statement of profits and losses for the period in which it arises. While the Company’s biological assets are within the scope of IAS 41, the direct and indirect costs of production are determined using an approach similar to the capitalize criteria within the scope of IAS 2 — Inventories. These production costs incurred during the growing process are capitalized and included in the fair value of biological assets. These direct and indirect costs include but are not limited to material, labor, supplies, depreciation expense on production equipment, utilities, and facilities costs associated with cultivation. Capitalized costs are subsequently recorded within the line item “cost of goods sold” in the consolidated statement of profits and losses in the period that the related product is sold. As of December 31, 2019 and 2018, the Company recorded biological assets of $19,197 and $4,491, respectively.

Accounts receivable and allowance for doubtful accounts

Accounts receivable consists primarily of trade accounts receivable with wholesale customers which are recorded at the invoiced amount and generally do not bear interest and do not require collateral. Past due balances are determined based on the contractual terms of the arrangements. The Company estimates its allowance for doubtful accounts based on lifetime expected credit losses taking into account historical loss experience and financial factors specific to the debtors and general economic conditions. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company determined there was no allowance for doubtful accounts required as of December 31, 2019 and 2018.

Notes receivable

Notes receivable are recorded net of any unamortized deferred fees and incremental direct costs. Interest income and amortization of any fees are recorded ratably over the related term of the note. The Company considers these receivables to have similar risk characteristics as its accounts receivable, as they relate to the ongoing business agreements with customers and evaluates them as one collective portfolio segment and class for determining the allowance for doubtful accounts. The Company determined there was no allowance for doubtful accounts required as of December 31, 2019 and 2018.

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(in thousands, except for gram, share and per share amounts)

Property, plant and equipment

Property, plant and equipment are stated at cost, net of accumulated depreciation and impairment losses, if any. Depreciation is calculated on a straight-line basis over the estimated useful life of the asset using the following terms and methods:

Estimated Useful life
Information technology	5 years
Furniture and fixtures	7 years
Building and improvements	15 to 39 years
Leasehold improvements	Lesser of lease term or 7 to 10 years

The assets’ residual values, useful lives and methods of depreciation are reviewed at each financial year-end and adjusted prospectively if appropriate. Construction in progress is measured at cost. Upon completion, construction in progress will be reclassified as building or leasehold improvements depending on the nature of the assets and depreciated over the lesser of estimated useful life of the asset or term of the lease.

An item of equipment is derecognized upon disposal or when no future economic benefits are expected from its use. Any gain or loss arising from derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying value of the asset) is included in the consolidated statement of profits and losses in the year the asset is derecognized. IAS 36 — Impairment of Assets (“IAS 36”) requires that tangible assets be carried at no more than their recoverable amount. To meet this objective, the Company tests all assets that are within this scope for the existence of potential impairment exist.

Intangible assets subject to amortization

Intangible assets include intellectual property either owned by the Company or for which the Company has a license. Intangible assets include licenses to cultivate, process and sell cannabis, trade names and non-compete agreements obtained through business acquisitions. Intangible assets acquired in a business combination are recognized at fair value using generally accepted valuation methods deemed appropriate for the type of intangible asset acquired. Generally, the Company utilizes the discounted cash flow method for valuing licenses, the relief from royalty method for valuing trade names and the with or without cash flow method for valuing non-compete agreements.  Intangible assets with finite lives are amortized over their estimated useful lives and reported net of accumulated amortization, separately from goodwill. Amortization is calculated on the straight-line method based on the following estimated useful lives:

Licenses	12-20 years
Trade names	5-15 years
Non-compete agreements	1-2 years

The estimated useful lives, residual values, and amortization methods are reviewed at each year-end, and any changes in estimates are accounted for prospectively. During the years ended December 31, 2019 and 2018, the Company did not recognize any impairment losses. IAS 36 requires that intangible assets be carried at no more than their recoverable amount. To meet this objective, the Company tests all assets that are within this scope for potential impairment exist.

Goodwill

Goodwill represents the excess of the purchase price paid for the acquisition of an entity over the fair value of the net tangible and intangible assets acquired. Goodwill is allocated to the cash generating unit (“CGU” or “CGUs”) which are expected to benefit from the synergies of the combination. Given the nature of the Company’s business, management

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(in thousands, except for gram, share and per share amounts)

generally identifies CGUs based on regional areas. The Company has determined that the goodwill recognized in connection with all acquisitions to date belong to the cannabis operations segment.

Goodwill is not subject to amortization and is tested annually for impairment, or more frequently if events or changes in circumstances indicate that it might be impaired in accordance with IAS 36.  Impairment is determined by assessing if the carrying value of a CGU, including the allocated goodwill, exceeds its recoverable amount determined as the greater of the estimated fair value less costs to sell and the value in use. The Company performs the analysis on a CGU level using a discounted cash flow method. Impairment losses recognized in respect of a CGU are first allocated to the carrying value of goodwill and any excess is allocated to the carrying amount of assets in the CGU. Any goodwill impairment loss is recognized in the consolidated statement of profits and losses in the period in which the impairment is identified. Impairment losses on goodwill are not subsequently reversed.

Debt with warrants and convertible options

The Company issues debt that may have separate warrants, conversion features or no equity-linked attributes which are accounted for as compound or hybrid financial instruments based on its features.

Convertible notes and debt with warrants classified as compound financial instruments are accounted for separately by their components: a financial liability and an equity instrument. The liability component is initially recognized at the fair value of a similar liability that does not have an equity conversion option. The equity component is initially recognized at the difference between the fair value of the compound financial instrument as a whole and the fair value of the liability component. Subsequent to initial recognition, the liability component is measured at amortized cost using the effective interest method. The equity component is not remeasured. No gain or loss is recognized at maturity or early conversion of the debt.

For convertible notes and debt with warrants classified as hybrid financial instruments, the Company elects on an instrument by instrument basis to bifurcate embedded derivatives or fair value of the entire instrument.

Leased assets

The Company adopted IFRS 16 on January 1, 2019 using the modified retrospective approach and therefore the comparative information has not been restated and continues to be reported under IAS 17.  Specifically, rent expense will be replaced by associated depreciation of the right-to-use assets and interest expense.

Income taxes

Income tax expense comprises current and deferred tax. It is recognized in the consolidated statement of profits and losses except to the extent that it relates to a business combination, or items recognized directly in equity or in other comprehensive income. Interest and penalties related to income taxes, including uncertain tax treatments, are accounted for under IAS 37 —  Provision, Contingent Liabilities and Contingent Assets. Current tax comprises the expected tax payable or receivable on the taxable income or loss for the year and any adjustments to the tax payable or receivable with respect to previous years. The amount of current tax payable or receivable is the best estimate of the tax amount expected to be paid or received that reflects uncertainty related to income taxes, if any. It is measured using tax rates enacted or substantively enacted at the reporting date. Current tax also includes any tax arising from dividends. Current tax assets and liabilities are offset only if certain criteria are met.

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(in thousands, except for gram, share and per share amounts)

Deferred tax is recognized with respect to temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for:

•                  temporary differences on the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss;

•                  temporary differences related to investments in subsidiaries, associates and joint arrangements to the extent that the Company is able to control the timing of the reversal of the temporary differences and it is probable that they will not reverse in the foreseeable future; and

•                  taxable temporary differences arising on the initial recognition of goodwill.

Deferred tax assets are recognized for unused tax losses, unused tax credits and deductible temporary differences to the extent that it is probable that future taxable profits will be available against which they can be used. Future taxable profits are determined based on the reversal of relevant taxable temporary differences. If the amount of taxable temporary differences is insufficient to recognize a deferred tax asset in full, then future taxable profits, adjusted for reversals of existing temporary differences, are considered, based on the business plans for individual subsidiaries in the Company. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized; such reductions are reversed when the probability of future taxable profit improves.

Unrecognized deferred tax assets are reassessed at each reporting date and recognized to the extent that it has become probable that future taxable profits will be available against which they can be used. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, using tax rates enacted or substantively enacted at the reporting date. The measurement of deferred tax reflects the tax consequences that would follow from the manner in which the Company expects, at the reporting date, to recover or settle the carrying amount of its assets and liabilities. Deferred tax assets and liabilities are offset only if certain criteria are met.

Revenue recognition

The Company adopted IFRS 15 — Revenue from Contracts with Customers on January 1, 2018 using the modified retrospective approach where the cumulative impact of adoption is recognized in retained earnings as of January 1, 2018 and comparatives are not restated. The new standard provides for a single model that applies to all contracts with customers with two types of recognition: at a point in time or over time.  Under IFRS 15 the Company’s accounting policy for revenue recognition is as follows: i) identify the contract with the customer; ii) identify the performance obligation(s) in the contract; iii) determine the transaction price; iv) allocate the transaction price to the performance obligation(s); and (v) recognize revenue when (or as) performance obligation(s) are satisfied.

Revenue from the sale of cannabis is recognized at the point in time when control over the goods have been transferred to the customer. The Company transfers control and satisfies its performance obligation upon delivery and acceptance by the customer.  Revenue from management services fees are recognized over the term of the arrangement as services are provided. Revenue is presented net of discounts and sales and other related taxes.

Share-based payment arrangements

The Company measures all share-based payment arrangements to employees and directors at the fair value on the date of the grant. The Company uses the Black-Scholes valuation model to determine the grant-date fair value of options and warrants. The inputs into the Black-Scholes valuation model, including the expected term of the instrument, expected volatility, risk-free interest rate and dividend rate are determined by reference to the underlying terms of the instrument, and the Company’s experience with similar instruments. In instances where stock options have performance or market conditions, the Company utilizes the Monte Carlo valuation model to simulate the various outcomes that affect the value

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(in thousands, except for gram, share and per share amounts)

of the option. The grant-date fair value of equity-settled share-based payment arrangements is generally recognized as an expense, with a corresponding increase in equity, over the vesting period of the awards. The amount recognized as an expense is adjusted to reflect the number of awards for which the related service conditions are expected to be met, such that the amount ultimately recognized is based on the number of awards that meet the related service conditions at the vesting date.

Comprehensive loss

Comprehensive loss includes net loss as well as other changes in the consolidated statement of changes in equity that result from transactions and economic events other than those with shareholders. There was no difference between net loss and comprehensive loss for each of the periods presented in the accompanying consolidated financial statements.

Earnings per share, basic and diluted

The Company presents basic and diluted earnings per share. Basic earnings per share is calculated by dividing the profit or loss attributable to shareholders by the weighted average number of shares outstanding during the period. Diluted earnings per share is determined by adjusting the profit or loss attributable to shareholders and the weighted average number of shares outstanding, for the effects of all dilutive potential shares, which comprise warrants, convertible debt and options issued. Items with an anti-dilutive impact are excluded from the calculation. The number of shares included with respect to options, warrants and similar instruments is computed using the treasury stock method.

Related party transactions

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control. Related parties may be individuals or entities. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

Financial instruments

A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument to another entity. Financial assets and financial liabilities are recognized in the consolidated statement of financial position at the time the Company becomes a party to the contractual provisions of the financial instrument.

Initial measurement of financial assets and financial liabilities

Financial assets and liabilities are recognized at fair value upon initial recognition plus any directly attributable transaction costs when not subsequently measured at fair value through profit or loss. Transaction costs are expensed in the period incurred through the consolidated statement of profits and losses.

Subsequent measurement

Measurement in subsequent periods is dependent on the classification of the financial instrument. The Company classifies its financial instruments in the following categories: at Fair Value Through Profit or Loss (“FVTPL”), loans and receivables, held to maturity, available for sale, and other financial liabilities.

Financial assets

The Company adopted IFRS 9 — Financial Instruments (“IFRS 9”) as of January 1, 2018. IFRS 9 replaces IAS 39 — Financial Instruments: Recognition and Measurement (“IAS 39”). IFRS 9 utilizes a revised model for recognition and

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(in thousands, except for gram, share and per share amounts)

measurement of financial instruments and a single forward-looking “expected loss” impairment model. Most of the requirements in IAS 39 for classification and measurement of financial liabilities were carried forward in IFRS 9. The adoption of IFRS 9 did not impact the carrying value of any financial assets or financial liabilities on that transition date.

The following is the Company’s new accounting policy for financial instruments under IFRS 9.

Classification

The Company classifies its financial instruments in the following categories: at FVTPL, at fair value through other comprehensive income (loss) (“FVTOCI”) or at amortized cost. The Company determines the classification of financial assets at initial recognition. The classification of debt instruments is driven by the Company’s business model for managing the financial assets and their contractual cash flow characteristics. Equity instruments that are held for trading are classified as FVTPL. For other equity instruments, on the day of acquisition the Company can make an irrevocable election (on an instrument-by-instrument basis) to designate them as at FVTOCI. Financial liabilities are measured at amortized cost, unless they are required to be measured at FVTPL (such as instruments held for trading or derivatives) or the Company has opted to measure them at FVTPL.

Measurement

Financial assets at FVTOCI — Elected investments in equity instruments at FVTOCI are initially recognized at fair value plus transaction costs. Subsequently they are measured at fair value, with gains and losses recognized in other comprehensive income (loss).

Financial assets and liabilities at amortized cost — Financial assets and liabilities at amortized cost are initially recognized at fair value plus or minus transaction costs, respectively, and subsequently carried at amortized cost less any impairment.

Financial assets and liabilities at FVTPL — Financial assets and liabilities carried at FVTPL are initially recorded at fair value and transaction costs are expensed in the consolidated statements of profit or loss. Realized and unrealized gains and losses arising from changes in the fair value of the financial assets and liabilities held at FVTPL are included in the consolidated statements of profit or loss in the period in which they arise. Where management has opted to recognize a financial liability at FVTPL, any changes associated with the Company’s own credit risk will be recognized in other comprehensive income (loss).

Impairment of financial assets at amortized cost

The Company recognizes a loss allowance for expected credit losses on financial assets that are measured at amortized cost. At each reporting date, the Company measures the loss allowance for the financial asset at an amount equal to the lifetime expected credit losses if the credit risk on the financial asset has increased significantly since initial recognition. If at the reporting date, the financial asset has not increased significantly since initial recognition, the Company measures the loss allowance for the financial asset at an amount equal to the twelve month expected credit losses. The Company recognizes in the consolidated statements of profit or loss, as an impairment gain or loss, the amount of expected credit losses (or reversal) that is required to adjust the loss allowance at the reporting date to the amount that is required to be recognized.

Derecognition

Financial assets — The Company derecognizes financial assets only when the contractual rights to cash flows from the financial assets expire, or when it transfers the financial assets and substantially all of the associated risks and rewards of ownership to another entity. Gains and losses on derecognition are generally recognized in the consolidated statements of

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(in thousands, except for gram, share and per share amounts)

profits and losses. However, gains and losses on derecognition of financial assets classified as FVTOCI remain within accumulated other comprehensive income (loss).

Financial liabilities — The Company derecognizes financial liabilities only when its obligations under the financial liabilities are discharged, cancelled or expired. Generally, the difference between the carrying amount of the financial liability derecognized and the consideration paid and payable, including any non-cash assets transferred or liabilities assumed, is recognized in the consolidated statement of profits and losses.

Significant accounting judgments, estimates and assumptions

The preparation of the Company’s consolidated financial statements requires management to make judgments, estimates and assumptions that affect the application of policies and reported amounts of assets and liabilities, and revenue and expenses. Actual results may differ from these estimates. The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period or in the period of the revision and future periods if the revision affects both current and future periods.

Significant judgments, estimates and assumptions that have the most significant effect on the amounts recognized in the consolidated financial statements are described below.

Discount rate for leases

IFRS 16 - Leases requires lessees to discount lease payments using the rate implicit in the lease if that rate is readily available. If that rate cannot be readily determined, the lessee is required to use its incremental borrowing rate. The Company generally uses the incremental borrowing rate when initially recording real estate leases as the implicit rates are not readily available as information from the lessor regarding the fair value of underlying assets and initial direct costs incurred by the lessor related to the leased assets is not available. The Company determines the incremental borrowing rate as the interest rate the Company would pay to borrow over a similar term the funds necessary to obtain an asset of a similar value to the right-of-use asset in a similar economic environment.

Estimated useful lives and depreciation of property and equipment

Depreciation of property and equipment is dependent upon estimates of useful lives which are determined through the exercise of judgment. The assessment of any impairment of these assets is dependent upon estimates of recoverable amounts that take into account factors such as economic and market conditions and the useful lives of assets.

Estimated useful lives and amortization of intangible assets

Amortization of intangible assets is dependent upon estimates of useful lives which are determined through exercise of judgment and do not exceed the contractual period, if any. Intangible assets that have indefinite useful lives are not subject to amortization and are tested annually for impairment, or more frequently if events or changes in circumstances indicate that they might be impaired.

Biological assets

Biological assets are dependent upon estimates of future economic benefits as a result of past events to determine the fair value through an exercise of significant judgment by the Company. In estimating the fair value of an asset or a liability, the Company uses market observable data to the extent it is available. The Company uses the average selling price per

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(in thousands, except for gram, share and per share amounts)

gram in the market in which the biological assets are produced to determine fair value. The Company reevaluates market prices on a quarterly basis in order to ensure biological assets are measured at the most relevant fair value.

Business combinations

In a business combination, all identifiable assets, liabilities and contingent liabilities acquired are recorded at their fair values. One of the most significant estimates relates to the determination of the fair value of these assets and liabilities. Contingent consideration is measured at its acquisition-date fair value and included as part of the consideration transferred in a business combination. Contingent consideration that is classified as equity is not remeasured at subsequent reporting dates and its subsequent settlement is accounted for within equity. Contingent consideration that is classified as an asset or a liability is remeasured at subsequent reporting dates in accordance with IFRS 9 — Financial Instruments with the corresponding gain or loss being recognized in the consolidated statement of profits and losses. For any intangible asset identified, depending on the type of intangible asset and the complexity of determining its fair value, an independent valuation expert or management may develop the fair value, using appropriate valuation techniques, which are generally based on a forecast of the total expected future net cash flows. The evaluations are linked closely to the assumptions made by management regarding the future performance of the assets concerned and any changes in the discount rate applied.

Certain fair values may be estimated at the acquisition date pending confirmation or completion of the valuation process. Where provisional values are used in accounting for a business combination, they may be adjusted retrospectively in subsequent periods, not to exceed one year from the acquisition date.

Compound financial instruments

The identification of components in compound financial instruments is based on interpretations of the substance of the contractual arrangement and therefore requires judgment from management. The separation of the components affects the initial recognition at issuance and the subsequent recognition of interest on the liability component. The determination of the fair value of the liability is also based on a number of assumptions, including contractual future cash flows, discount rates and the presence of any derivative financial instruments.

Share-based payment arrangements

The Company uses the Black-Scholes valuation model to determine the fair value of options granted to employees and directors under share-based payment arrangements, where appropriate. In instances where stock options have performance or market conditions, the Company utilized the Monte Carlo valuation model to simulate the various outcomes that affect the value of the option. In estimating fair value, management is required to make certain assumptions and estimates such as the expected life of units, volatility of the Company’s future share price, risk free rates, future dividend yields and estimated forfeitures at the initial grant date. Changes in assumptions used to estimate fair value could result in materially different results.

Goodwill impairment

Goodwill is tested for impairment annually and whenever events or changes in circumstances indicate that the carrying amount of goodwill has been impaired. In order to determine if the value of goodwill has been impaired, the CGU to which goodwill has been allocated must be valued using present value techniques. When applying this valuation technique, the Company relies on a number of factors, including historical results, business plans, forecasts and market data. Changes in the conditions for these judgments and estimates can significantly affect the assessed value of goodwill.

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(in thousands, except for gram, share and per share amounts)

New, amended and future IFRS pronouncements

The following IFRS standards have been recently issued by the IASB. The Company is assessing the impact of these new standards on future consolidated financial statements. Pronouncements that are not applicable or where it has been determined do not have a significant impact to the Company have been excluded herein.

IFRS 16: Leases

In January 2016, the IASB issued IFRS 16, which replaces IAS 17 — Leases. The Company adopted IFRS 16 on January 1, 2019 using the modified retrospective approach and therefore the comparative information has not been restated and continues to be reported under IAS 17.  Specifically, rent expense will be replaced by associated depreciation of the right-to-use assets and interest expense. Since the Company is not restating prior periods as part of adopting IFRS 16, current results will not be directly comparable to results for periods before January 1, 2019.

Under IAS 17, a lease of property and equipment was classified as an operating lease whenever the terms of the lease did not transfer substantially all of the risks and rewards of ownership to the lessee. Lease payments were recognized as rent expense on a straight-line basis over the lease term, except where another systematic basis was more representative of the time pattern in which the economic benefits were consumed.

Under IFRS 16, at inception of a contract, the Company assesses whether a contract conveys the right to control the use of an identified asset for a period in exchange for consideration, in which case it is classified as a lease. The Company recognizes a right-of-use asset (“lease asset”) and a lease liability at the lease commencement date. The asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to restore the underlying asset, less any lease incentives received. The lease asset is subsequently amortized using the straight-line method from the commencement date to the end of the useful life of the right-of-use asset, considered to be indicated by the lease term. The lease asset is periodically assessed and adjusted for certain remeasurements of the lease liability and impairment losses, if any. The lease liability is initially measured at the present value of outstanding lease payments, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company’s incremental borrowing rate. The lease liability is measured at amortized cost using the effective interest method and is remeasured when there is a change in future lease payments arising from a change in an index or rate or if the Company changes its assessment of whether it will exercise a purchase, extension or termination option. A corresponding adjustment is made to the carrying amount of the right-of-use asset with any excess over the carrying amount of the asset being recognized in the statement of profits or losses.

The Company has elected not to recognize lease assets and lease liabilities for short-term leases (leases with a term of 12 months or less) and leases of low-value assets such as small equipment. The Company recognizes the lease payments associated with these leases as an expense on a straight-line basis over the lease term.

On transition to IFRS 16, the Company recognized a right-of-use asset of $41,853, a corresponding lease liability of $42,842 and derecognized $989 of deferred rent. When measuring lease liabilities, the Company discounted lease payments using its incremental borrowing rate ranging from 8.19% to 9.42%.

Amendment to IFRS 3: Definition of a Business

In October 2018, the IASB issued “Definition of a Business (Amendments to IFRS 3)” (the “IFRS 3 Amendment”). The IFRS 3 Amendment clarifies the definition of a business, with the objective of assisting entities to determine whether a transaction should be accounted for as a business combination or as an asset acquisition. The IFRS 3 Amendment provides an assessment framework to determine when a series of integrated activities is not a business. The IFRS 3 Amendment is effective for business combinations occurring on or after the beginning of the first annual reporting period beginning on

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(in thousands, except for gram, share and per share amounts)

or after January 1, 2020, however early application is permitted. The Company has elected early application of the IFRS 3 Amendment and elects whether to apply, or not apply, the test to each transaction separately. The Company applies the IFRS 3 based on whether a single asset is a significant percentage of the total assets acquired.

IAS 1: Presentation of Financial Statements & IAS 8 — Accounting Policies, Changes in Accounting Estimates and Errors

In October 2018, the IASB issued “Definition of Material”, an amendment to IAS 1 — Presentation of Financial Statements and IAS 8 — Accounting Policies, Changes in Accounting Estimates and Errors, to clarify the definition of material and to align the definition used in the Conceptual Framework and the standards themselves. Materiality is defined as “information is material if omitting, misstating or obscuring it could reasonably be expected to influence decisions that the primary users of general purpose financial statements make on the basis of those financial statements, which provide financial information about a specific reporting entity.” This amendment will be effective for the annual period beginning January 1, 2020. The extent of the impact of application of the interpretation has not yet been determined.

Note 3 — Reverse takeover transaction and private placement

On July 25, 2018, Curaleaf, Inc. entered into an agreement (“Transaction Agreement”) with LVI which resulted in a reverse takeover of LVI by the security holders of Curaleaf, Inc. and the listing for trading of the SVS of the issuer resulting from the reverse takeover, Curaleaf Holdings, Inc., on the CSE. Pursuant to the Transaction Agreement, the shareholders of LVI received, upon completion of the reverse takeover, SVS having an aggregate value of C$2,160.

On October 25, 2018, pursuant to the Transaction Agreement and an Agreement and Plan of Transaction among Curaleaf, Inc., the Company (then known as Lead Ventures, Inc.) and Curaleaf Mergers, Inc., completed the combination of their respective businesses (collectively, the “Business Combination”). The Business Combination was structured as a series of transactions, including a Canadian three-cornered amalgamation transaction and a series of U.S. merger and reorganization steps.

Immediately prior to the Business Combination, 1177687 B.C. Ltd. (“Curaleaf FinCo”), a special purpose corporation, completed a brokered and a non-brokered subscription receipt private placement financing at a price of C$11.45 per subscription receipt for aggregate gross proceeds of approximately C$520,000 (the “Private Placement”).

As part of the Business Combination, the Company, Curaleaf FinCo and 1177679 B.C. Ltd., a wholly-owned subsidiary of the Company, were parties to a three-cornered amalgamation (the “Amalgamation”) pursuant to which the shareholders of Curaleaf FinCo (being the investors in the Private Placement after automatic conversion of their subscription receipts into common shares of Curaleaf FinCo (the “Curaleaf FinCo Shares”) received SVS of the Company in exchange for their Curaleaf FinCo Shares. Concurrently with the Amalgamation, Curaleaf MergerCo Inc., a wholly-owned subsidiary of the Company, merged with and into Curaleaf, Inc., with Curaleaf, Inc. continuing as the surviving corporation and becoming a wholly-owned subsidiary of the Company.

In connection with the Business Combination, Gociter Holdings Ltd., a corporation of which Boris Jordan, the Executive Chairman of Curaleaf Holdings, Inc. is the beneficial owner, made a contribution of 3,734,965 common shares to the Company in exchange for 122,170,705 multiple voting shares (“MVS”) of Curaleaf Holdings, Inc., representing 100% of the issued and outstanding MVS as of closing of the Business Combination.

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(in thousands, except for gram, share and per share amounts)

Note 4 — Acquisitions

A summary of acquisitions completed during the years ended December 31, 2019 and 2018 is provided below:

	Year ended
	December 31, 2019
Purchase price allocation	Acres (2)	Glendale (1)	Phyto (1)	Emerald (1)	Eureka (1)	Blackjack (1)	HMS (1)	Elevate (1)
Assets acquired:
Cash	$478	$330	$37	$747	$490	$120	$501	$101
Accounts receivable	884	92	—	188	82	—	1,052	—
Prepaid expenses and other current assets	114	21	143	253	876	—	211	53
Inventory	3,812	422	103	724	587	333	414	93
Biological assets	567	—	—	—		—	—	—
Property, plant and equipment	5,994	1,407	—	103	357	—	—	68
Other assets	45	107	—	15	—	—	—	—
Intangible assets:
Licenses	22,340	17,060	7,424	15,970	35,253	7,187	32,775	1,937
Trade name	370	—	—	—	—	—	—	—
Non-compete agreements	700	—	—	—	—	—	—	—
Goodwill	17,471	—	—	—	—	—	—	—
Deferred tax liabilities	—	—	—	—	—	—	—	—
Liabilities assumed	(5,178)	(660)	(38)	—	(1,284)	(915)	(2,654)	(151)
Non-controlling interest	—	—	—	—	—	(2,156)	—	—
Consideration transferred	$47,597	$18,779	$7,669	$18,000	$36,361	$4,569	$32,299	$2,101

(1)         Acquisition accounted for as an asset acquisition with the application of the IFRS 3 Amendment.

(2)         Acquisition accounted for as a business combination under IFRS 3.

	Year ended
	December 31, 2018
Purchase price allocation	CLMA	Swell	MTR
Assets acquired:
Cash	$190	$436	$50
Accounts receivable	23	—	—
Prepaid expenses and other current assets	232	69	—
Inventory	1,188	844	107
Biological assets	527	125	—
Property, plant and equipment	1,087	1,724	247
Other assets	24	—	234
Intangible assets:
Licenses	5,950	21,340	6,294
Trade name	150	640	100
Non-compete agreements	—	100	—
Goodwill	4,516	11,708	3,781
Deferred tax liabilities	(1,769)	(5,492)	(1,597)
Liabilities assumed	(1,401)	(803)	(305)
Non-controlling interest	(7,169)	—	—
Consideration transferred	$3,548	$30,691	$8,911

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(in thousands, except for gram, share and per share amounts)

During the year ended December 31, 2019, the Company completed the purchase price allocation for MTR which resulted in a corresponding reallocation from goodwill to intangibles (Note 9) as compared to December 31, 2018.

Certain fair values may be estimated at the acquisition date pending confirmation or completion of the valuation process. Where provisional values are used in accounting for a business combination, they may be adjusted retrospectively in subsequent periods, not to exceed one year from the acquisition date.

Goodwill arising from acquisitions consists largely of the synergies and economies of scale expected from combining the operations of the businesses. These synergies include the elimination of redundant facilities and functions and the use of the Company’s existing commercial infrastructure to expand sales.

2019 acquisitions

HMS Health LLC (“HMS”), HMS Processing LLC, MI Health LLC, and HMS Sales LLC, HMS Health LLC, all Maryland limited liability companies (the “HMS Companies”)

In January 2019, the Company completed the acquisition of the HMS Companies which concluded as a $30,000 convertible financing. Prior to funding, HMS spun off its cannabis processing license and cannabis dispensing license into separate entities, HMS Processing LLC and HMS Sales LLC, respectively. There was an additional adjustment of $447 upon closing as part of the agreement. The loans, together with accrued interest, are convertible into equity of each of the HMS Companies upon receipt of all required regulatory approvals. In addition, the owners of the HMS Companies will receive additional consideration of $2,000 in SVS at the then-current market price upon completed conversion of the loans. The Company recorded a liability of $1,852 for the additional consideration.

Revenue and net income from HMS included in the consolidated statement of profits and losses for the year ended December 31, 2019 was $6,071 and $1,640, respectively.

Town Center Wellness, LLC, dba Elevate Takoma, a Maryland limited liability company (“Elevate”)

In January 2019, the Company paid $2,101 cash for an option to acquire the license associated with Elevate, a dispensary located in Takoma Park, MD.

Revenue and net loss from Elevate included in the consolidated statement of profits and losses for the year ended December 31, 2019 was $654 and $677, respectively.

Naturex II, LLC, dba Blackjack Collective, a Nevada limited liability company (“Blackjack”)

In October 2017, the Company entered into an agreement to acquire 51.2% of Blackjack by purchasing a 64% interest in VSLV Management, a related party, which owned 80% of Blackjack. The purchase price was in the form of 4,105,988 SVS valued at $3,001. The Company issued these shares of Curaleaf Holdings, Inc. into escrow for release to the members of VSLV Management upon regulatory approval of the transaction. In January 2019, the Company entered into an agreement to acquire an additional 18% of Blackjack from minority owners for cash consideration of $1,260. Furthermore, in October 2019, the Company entered into an agreement to acquire the remaining interests in VSLV Management for the issue of 286,246 additional SVS upon closing of the transaction.

The Company’s total controlling ownership in Blackjack as of April 1, 2019,the date it took control of Blackjack, was 69.2%. The Company recognized the residual 30.8% of unowned membership interest as a $2,156 non-controlling interest in equity. As a result of its agreement to acquire the remaining interest in VSLV Management, the Company’s controlling ownership interest was increased to 98% as of October 11, 2019. There was an additional $308 of payables due to the Company that were effectively forgiven as part of the purchase price.

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(in thousands, except for gram, share and per share amounts)

Revenue and net loss from Blackjack included in the consolidated statement of profits and losses for the year ended December 31, 2019 was $3,685 and $1,221, respectively.

EC Investment Partners, LLC, a Nevada limited liability company (“Eureka”)

In April 2019, the Company acquired all of the membership interests of Eureka.  Total consideration of $36,361 consisted of $5,608 in cash, settlement of $5,000 of debt owed to the Company, and $14,239 which was settled through the issuance of 1,663,511 SVS.  In addition, the sellers may be entitled to additional consideration in the form of additional SVS based upon the excess of Eureka’s EBITDA for the twelve-month period starting July 1, 2019 above $5,000. The Company recorded contingent consideration of $11,514 associated with the contingent consideration.

Revenue and net loss from Eureka included in the consolidated statement of profits and losses for the year ended December 31, 2019 was $985 and $4,872, respectively.

Absolute Healthcare, Inc. dba Emerald Dispensary, an Arizona non-profit corporation (“Emerald”)

In May 2019, the Company acquired exclusive rights to operate the Emerald dispensary in Gilbert, AZ, whose license is held by Absolute Healthcare, Inc. Total consideration for the transaction was $18,000, of which $10,000 in cash was paid upfront, $5,000 in cash is payable six months after the closing, and $3,000 in cash is payable 12 months after the closing. The notes payable associated with the remaining amounts have an interest rate of 7% (see Note 10).

Revenue and net loss from Emerald included in the consolidated statement of profits and losses for the year ended December 31, 2019 was $7,750 and $168, respectively.

Phytotherapeutics Management Services, LLC, an Arizona non-profit corporation (“Phyto”)

In July 2019, the Company completed the acquisition of Phyto, which operates under the license of Phytotherapeutics of Tucson, LLC. The close of the transaction resulted in the license being applied to a newly developed dispensary located in Phoenix, AZ.

Aggregate agreed consideration for Phyto was $7,669, consisting of cash of $5,669, 65,511 SVS valued at $500 and a Company promissory note in the amount of $1,500 with a maturity date of 12 months from the close of the transaction with an interest rate of 7.5% (Note 10). The transaction completed in July 2019.

Revenue and net loss from Phyto included in the consolidated statement of profits and losses for the year ended December 31, 2019 was $1,155 and $473, respectively.

Glendale Greenhouse, an Arizona non-profit corporation (“Glendale”)

In August 2019, the Company completed the acquisition of Glendale, which operates under the license of PP Wellness as a vertically integrated cannabis cultivation, processing, and dispensary company.

Consideration for Glendale included 173,050 SVS valued at $1,500 and cash of $8,279. The Company also issued two promissory notes with a combined amount of $5,000 with a maturity date of 12 months from the close of the transaction date and an interest rate of 7%. The Company also issued a promissory note in the amount of $2,500 with a maturity date of 6 months from the close of the transaction date and an interest rate of 7% (Note 10). Additionally, the Company will issue SVS with a value of $1,500 12 months after the close of the transaction. Revenue and net loss from Glendale included in the consolidated statement of profits and losses for the year ended December 31, 2019 was $3,095 and $1,002, respectively.

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(in thousands, except for gram, share and per share amounts)

Acres Cannabis, a Nevada limited liability company (“Acres”)

In October 2019, the Company completed the acquisition of Acres, which included a cultivation facility in the Amargosa Valley, Nevada and a large dispensary located in Las Vegas, Nevada, with a second dispensary under construction. Total consideration for the transaction was $47,597, of which $15,000 in cash was paid upon signing, $9,500 was paid upon receiving regulatory approval of the license transfer for the dispensary in January 2020, as well as a $500 holdback. Total consideration also included $12,856 which was settled through the issuance of 3,108,183 SVS, $8,569 which was settled through the issuance of 2,039,062 SVS upon receiving regulatory approval of the license transfer for the dispensary in January 2020, and $1,172 of contingent consideration which is payable if certain financial targets are met.

Revenue and net loss from Acres in the consolidated statement of profits and losses for the year ended December 31, 2019 was $3,060 and $1,174, respectively.

2018 Acquisitions

Curaleaf Massachusetts, Inc., a Massachusetts corporation (“CLMA”)

In March 2018, the Company acquired a 50% stake, plus one share, in CLMA. Total consideration consisted of $36 in cash and settlement of $3,512 of debt, in accordance with a plan of conversion of CLMA’s predecessor, Massachusetts Organic Therapy, Inc. (“MOT”) to a for-profit entity. At that time, the Company obtained control over CLMA.  PT Mass Holdings, LLC, of which Joseph F. Lusardi, the Company’s President and Chief Executive Officer, is a member, acquired the remaining shares of CLMA at the time for consideration of $36.

In August 2018, the Company entered into an agreement with the minority owner to acquire all of PT Mass Holdings, LLC’s stake in CLMA for $46,200, of which $28,200 was satisfied by the issuance of 3,212,337 SVS and $18,000 has been recorded as contingent consideration and is expected to be paid in cash upon the achievement of certain milestones. This transaction closed immediately following completion of the Business Combination discussed in Note 3.

The results of CLMA have been included in the consolidated financial statements since the date of the acquisition in March 2018. Revenue and net income of CLMA included in the consolidated financial statements from the acquisition date through December 31, 2018 were $5,963 and $4,305, respectively.

Swell Management LLC, an Arizona limited liability company (“Swell”)

In April 2018, the Company acquired all of the outstanding membership interests of Swell. Total consideration consisted of cash of $23,055, which included a settlement of Swell’s third party debt of $3,776 and the issuance of a convertible promissory note in the amount of $7,636 (the “Swell Note”). The convertible promissory note contained a variable rate to convert into shares of the Company which the Company considered a hybrid instrument. The Company elected to classify the entire convertible promissory note as a financial liability at fair value through profit or loss. In connection with the Business Combination, discussed in Note 3, the Swell Note was converted into 3,715,038 SVS. As a result the Company determined that the fair value of the Swell Note increased to $32,716 and recorded a loss on the change in the fair value of the convertible note of $25,100.

The results of Swell have been included in the consolidated financial statements since the date of the acquisition. Revenue and net loss of Swell included in the consolidated financial statements from the acquisition date through December 31, 2018 were $10,209 and $1,952, respectively.

For the year ended December 31, 2018, the Company recorded $735 of transaction expenses related to third-party legal, accounting and shareholder representative services incurred in connection with the acquisition. These costs are included in general and administrative expenses in the Company’s consolidated statement of profits and losses.

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(in thousands, except for gram, share and per share amounts)

Catalina Hills Botanica Center, LLC, d/b/a Midtown Roots, an Arizona limited liability company (“MTR”)

In November 2018, the Company acquired Thunderbird III Partners, LLC, a cannabis dispensary operating pursuant to a management services agreement with MTR, a non-profit entity holding a vertical medical marijuana license issued by the Arizona Department of Health Services. Total consideration consisted of $7,000 in cash and $1,911 which was settled through the issuance 341,737 SVS.

The results of MTR have been included in the consolidated financial statements since the date of the acquisition. Revenue and net income of MTR included in the consolidated financial statements from the acquisition date through December 31, 2018 were $406 and $16, respectively.

For the year ended December 31, 2018, the Company recorded $87 of transaction expenses related to third-party legal, accounting and shareholder representative services incurred in connection with the acquisition. These costs are included in general and administrative expenses in the Company’s consolidated statement of profits and losses.

Pending acquisitions

The following acquisitions have been signed but have not been completed. The results of the following entities are not included in the consolidated results of the Company:

Alternative Therapies Group, Inc, a Massachusetts corporation (“ATG”)

In August 2018, the Company entered into an agreement to acquire ATG, a registered marijuana dispensary licensed by the Massachusetts Department of Health, operating a 53,600 square foot cultivation and processing facility in Amesbury, Massachusetts and intends to enter supply agreements with ATG’s three dispensaries in Massachusetts.  Consideration for ATG is $50,000, $42,500 of which was prepaid in cash in December 2018 in order to solidify the Company’s intent to complete the purchase of ATG and was recorded as a non-current asset. The remaining $7,500 is due at the close of the transaction.  The closing of the transaction is subject to certain milestones being met and regulatory approval.

Cura Partners, Inc., an Oregon corporation (“Cura” or “Select”)

On May 1, 2019, Curaleaf announced the signature of a definitive agreement to acquire Cura Partners, Inc. (“Cura”), owners of the Select brand (“Select”). The acquisition includes Select’s manufacturing, processing, distribution, marketing and retailing operations and all adult-use and medical cannabis products marketed under the Select brand name, including all intellectual property (the “Cura Transaction”).

Refer to the Company’s material change report dated May 10, 2019 with respect to the Cura Transaction for additional details regarding the terms of the Cura Transaction under the original merger agreement (the “Original Material Change Report”).

Due to changes in market conditions, Curaleaf and Select mutually agreed on October 30, 2019 to reduce the base consideration payable upon closing of the Cura Transaction. Under the amended and restated merger agreement (the “Amended Merger Agreement”), the number of SVS payable at closing of the Cura Transaction was reduced to 55,000,000 SVS from 95,555,556 originally. The remaining 40,555,556 SVS will be payable to Select equity holders contingent upon Curaleaf achieving certain calendar year 2020 revenue targets based on Select-branded retail extract sales beginning at a target of $130,000 with maximum achievement at $250,000. In addition, Select equity holders will also be eligible to receive an earn-out of up to $200,000 from the issuance of additional SVS, contingent upon Curaleaf exceeding $300,000 in calendar year 2020 revenue for Select-branded retail extract sales.

The Select transaction closed on February 1, 2020.

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(in thousands, except for gram, share and per share amounts)

Ohio Grown Therapies, LLC, an Ohio limited liability company (“OGT”)

In May 2019, the Company entered into an agreement granting it an option to acquire OGT for $20,000. The Company paid $5,000 cash in May 2019 and the remaining consideration will be paid upon completion of milestones, culminating with regulatory approval of the transfer of the final licenses and OGT facility to Curaleaf.  The closing of this transaction is currently pending regulatory approval.

GR Companies, Inc., a Delaware company (“Grassroots”)

In July 2019, the Company entered into an agreement to acquire Grassroots, a large, private, vertically-integrated multi-state operator, for consideration composed of $75,000 in cash, and approximately 102,808,038 SVS. Consideration is subject to adjustments for working capital and cash at closing. Consideration also includes additional SVS equal to the quotient obtained by dividing $40,000 by the higher of (i) the 10-day volume-weighted average price per SVS, determined as of the close of business on the last business day prior to the closing date, on the CSE and (ii) eighty-five percent (85%) of the 1-day volume-weighted average price per SVS determined two trading days prior to the closing date of such SVS on the CSE. In February 2020, the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 expired with respect to the acquisition of Grassroots. The closing of this transaction is currently pending completion of certain closing conditions, including regulatory approval.

Arrow Alternative Care, Inc., Arrow Alternative Care #2, Inc., Arrow Alternative Care #3, Inc., each a Delaware corporation (collectively, the “Arrow Companies”)

In March 2020, the Company signed definitive agreements to acquire the Arrow Companies, which operate licensed medical cannabis dispensaries in Stamford, Hartford, and Milford, Connecticut.  The aggregated consideration to be paid for the Arrow Companies is $38,000, consisting of $16,400 cash and $21,600 to be paid in SVS. The closing of this transaction is currently pending completion of certain closing conditions, including regulatory approval.

Virginia’s Kitchen, LLC, a Colorado company d/b/a Blue Kudu (“Blue Kudu”)

In February 2020, the Company signed a definitive agreement to acquire 100% of Blue Kudu, a Colorado-licensed processor and producer cannabis edibles, operating an 8,400 sq.ft. facility in Denver, Colorado.    The consideration to be paid for Blue Kudu consists of 322,580 SVS, $1,250 cash at closing of the transaction and a 5% note for $500 due ten and a half months from closing. The closing of this transaction is currently pending completion of certain closing conditions, including regulatory approval.

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(in thousands, except for gram, share and per share amounts)

Note 5 — Inventory

Inventory consist of the following:

	December 31,	December 31,
	2019	2018
Raw materials
Harvested cannabis	$19,232	$15,979
Harvested trim	2,890	807
Total raw materials	22,122	16,786
Work-in-process
Processing	16,277	3,653
Finished goods
Consumables	7,452	4,420
Flower	2,696	332
Extracts	14,663	2,785
Total finished goods	24,811	7,537
	$63,210	$27,976

Note 6 — Biological assets

The following table is a reconciliation of carrying amount of the biological assets:

Balance at December 31, 2017	$1,439
Assets obtained in the acquisition of CLMA	527
Assets obtained in the acquisition of Swell	125
Unrealized fair value gain on growth of biological assets	16,471
Increase in biological assets due to capitalized costs	11,297
Transferred to inventory upon harvest	(25,368)
Balance at December 31, 2018	$4,491

Balance at December 31, 2018	$4,491
Assets obtained in the acquisition of HMS	469
Assets obtained in the acquisition of Eureka	577
Assets obtained in the acquisition of Acres	567
Unrealized fair value gain on growth of biological assets	97,738
Increase in biological assets due to capitalized costs	20,661
Transferred to inventory upon harvest	(105,306)
Balance at December 31, 2019	$19,197

Biological assets consisted of actively growing cannabis plants to be harvested as agricultural produce.

The average grow cycle of plants up to the point of harvest is approximately twelve weeks. Plants not in production are valued at the fair market value less costs to sell. Plants in production are plants that are in the flowering stage and are valued at fair value less cost to complete and cost to sell, where fair value represents the Company’s selling price per gram of dried cannabis. As of December 31, 2019 and 2018, it was expected that the Company’s biological assets would yield 7,031,057 and 1,526,418 grams of cannabis when harvested, respectively. See Note 19 for the inputs and sensitivity analysis for the fair value of the biological assets.

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(in thousands, except for gram, share and per share amounts)

Note 7 — Notes receivable

Notes receivable consist of the following:

	December 31,	December 31,
	2019	2018
Notes receivable Curaleaf NJ, Inc.	$56,437	$32,536
Notes receivable Evio	—	533
Notes receivable Remedy Compassion Center, Inc.	729	722
Notes receivable from other third parties	—	20
Total notes receivable	$57,166	$33,811

In September 2017, the Company entered into a $1,000 note receivable with Evio in connection with the PhytaTech disposal. The note receivable has an interest rate of 8% per annum with all outstanding interest payable on July 6, 2018. The notes receivable contain certain financial and non-financial covenants. During the years ended December 31, 2019 and 2018, the Company recorded $47 and $61 of interest income, respectively. The note receivable was paid off in February 2019.

In October 2016, the Company entered into a $500 note receivable with Remedy Compassion Center, Inc (“RMC”). The note receivable has an interest rate of 12% and interest payments are payable monthly. The principal balance of the loan is payable upon the maturity date of December 31, 2019. The notes receivable carries certain financial and non-financial covenants. During the years ended December 31, 2019 and 2018, the Company recorded $82 and $73 of interest income, respectively.

In February 2011, the Company entered into a management services agreement which included a $2,500 credit facility, structured as a ten year term loan, with Curaleaf NJ, Inc., an unrelated party. The term loan has an interest rate of 18% and interest payments are payable quarterly or added to the principal balance of the loan if payment is not made. In January 2019, the Company entered into an amended and restated conditionally convertible promissory note (“Convertible Note”) to increase the term loan up to $70,000 with the same interest rate of 18% and maturity date of December 31, 2021. During the years ended December 31, 2019 and 2018, the Company recorded $8,017 and $4,070 of interest income, respectively.  Additionally, the Company provides Curaleaf NJ, Inc. with management services for fees which are added to the note receivable. Revenue from Curaleaf NJ, Inc. accounted for approximately 17% and 18% of total revenue for the years ended December 31, 2019 and 2018, respectively.

Under the terms of the Convertible Note, the outstanding balance of the principal and interest is convertible upon conversion of Curaleaf, NJ, Inc. from a non-for-profit corporation to a for-profit corporation in accordance with New Jersey law. In January 2020, Curaleaf NJ, Inc. submitted a request for authorization to sell and transfer its alternative treatment center (“ATC”) permit and substantially all of its assets to the Company in exchange for forgiveness of the outstanding balance of the principal and interest of the Convertible Note.  Upon receiving approval from the State of New Jersey and other regulatory bodies, it is expected that the Company will acquire Curaleaf NJ, Inc. with consideration consisting of the balance of the principal and interest of the Convertible Note.

The notes receivable are secured by assets or ownership interests in the customers’ business. The Company had $729 of notes receivable past due at December 31, 2019. As of December 31, 2018 the Company had $533 of notes receivable past due, however the full balance was repaid in February 2019.

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(in thousands, except for gram, share and per share amounts)

Note 8 — Property, plant and equipment

Property, plant and equipment and related accumulated depreciation consist of the following:

	December 31,	December 31,
	2019	2018
Land	$487	$210
Building and improvements	87,563	48,060
Furniture and fixtures	37,526	13,486
Information technology	1,858	582
Construction in progress	20,387	10,119
Total property and equipment	147,821	72,457
Less: Accumulated depreciation	(18,009)	(5,488)
Property, plant and equipment, net	$129,812	$66,969

In August 2019, the Company entered into a Purchase and Sale Agreement (“PSA”) with Freehold Properties, Inc. (“Freehold”) in which Freehold agreed to purchase 7 of the Company’s buildings that are used in the cultivation, manufacture and sale of cannabis. As part of the PSA, the Company agreed to lease the buildings from Freehold over a ten-year period. The Company received $25,245 cash and 311,991 shares of Freehold stock valued at $2,836. The Company recognized a gain of $693 as a result of the sale.

A reconciliation of the beginning and ending balances of property and equipment and accumulated depreciation is as follows:

					Construction
		Building and	Furniture and	Information	in
	Land	Improvements	Fixtures	Technology	Progress	Total
Cost
As of December 31, 2017	$210	$17,725	$5,053	$243	$1,513	$24,744
Additions	—	15,558	5,788	415	23,958	45,719
Business acquisitions	—	2,442	397	4	215	3,058
Disposals	—	(863)	(111)	(86)	(4)	(1,064)
Transfers	—	13,198	2,359	6	(15,563)	—
As of December 31, 2018	$210	$48,060	$13,486	$582	$10,119	$72,457
Additions	277	39,280	25,307	1,677	35,439	101,980
Business acquisitions	—	5,365	2,050	2	512	7,929
Disposals	—	(26,348)	(2,525)	(840)	(4,832)	(34,545)
Transfers	—	21,206	(792)	437	(20,851)	—
Balance as of December 31, 2019	$487	$87,563	$37,526	$1,858	$20,387	$147,821

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(in thousands, except for gram, share and per share amounts)

					Construction
		Building and	Furniture and	Information	in
	Land	Improvements	Fixtures	Technology	Progress	Total
Accumulated depreciation
As of December 31, 2017	$—	$681	$462	$82	$—	$1,225
Depreciation	—	2,841	1,405	94	—	4,340
Disposals	—	(1)	(7)	(69)	—	(77)
Transfers	—	—	—	—	—	—
As of December 31, 2018	$—	$3,521	$1,860	$107	$—	$5,488
Depreciation	—	7,680	6,041	403	—	14,124
Disposals	—	(635)	(24)	—	(944)	(1,603)
Transfers	—	—	—	—	—	—
Balance as of December 31, 2019	$—	$10,566	$7,877	$510	$(944)	$18,009

Total depreciation expense of $14,124 and $4,340 for the years ended December 31, 2019 and 2018, respectively, which includes $5,505 and $1,226 recognized as cost of goods sold and $8,619 and $3,114 recognized as a part of operating expenses in the consolidated statements of profits and losses.

There were no impairments recorded against property, plant and equipment during the years ended December 31, 2019 and 2018.

Note 9 — Goodwill and intangible assets

Identifiable intangible assets consist of the following:

	2018	2019
	Balance at	Prior		Year-to-date	Balance at
	December 31,	Acquisitions (1)	Acquisitions	amortization	December 31,
Licenses	$50,842	$4,485	$139,946	$(12,304)	$182,969
Trade names	1,981	—	370	(430)	1,921
Non-compete agreements	102	100	700	(157)	745
Total intangible assets, net	$52,925	$4,585	$141,016	$(12,891)	$185,635

(1)         During the year ended December 31, 2019, the Company completed the purchase price allocation for MTR which resulted in a corresponding reallocation from goodwill to intangibles.

Amortization of intangible assets was $12,891 and $4,313 for the years ended December 31, 2019 and 2018, respectively.

The Company has determined that the goodwill associated with all acquisitions belong to the cannabis operations segment. There was no goodwill associated with the non-cannabis operations segment for the years ended December 31, 2019 and 2018. The changes in the carrying amount of goodwill for the cannabis operations segment were as follows:

	Balance at	Prior	2019	Balance at
	December 31, 2018	Acquisitions (1)	Acquisitions	December 31, 2019
2017 Acquisitions	$31,561	$289	$—	$31,850
Acquisition of CLMA	2,747	1,769	—	4,516
Acquisition of Swell	6,216	5,492	—	11,708
Acquisition of MTR	6,743	(2,962)	—	3,781
Acquisition of Acres	—	—	17,471	17,471
Total Goodwill	$47,267	$4,588	$17,471	$69,326

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(in thousands, except for gram, share and per share amounts)

(1)         During the year ended December 31, 2019, the Company completed the purchase price allocation for MTR and recorded several deferred tax liabilities for prior acquisitions.

There was no goodwill impairment at any CGUs as of December 31, 2019 or 2018.

Note 10 — Notes payable

Notes payable consist of the following:

	December 31,	December 31,
	2019	2018
Senior Unsecured Notes — 2019
Principal amount	$—	$2,570
Unamortized debt discount	—	(167)
Net carrying amount	—	2,403

Financing Agreement — 2021
Principal amount and interest accrued	90,795	86,335
Unamortized debt discount	(5,773)	(8,023)
Net carrying amount	85,022	78,312

Secured Promissory Notes - 2029	2,505	2,654
Seller note payable	17,000	—
Other notes payable	426	935
Total notes payable	$104,953	$84,304

Current portion of notes payable	17,000	—
Current portion of notes payable - related parties	—	2,403
Long term notes payable	87,953	81,901
Total notes payable	$104,953	$84,304

Senior Unsecured Notes — 2019

In 2016, the Company entered into promissory notes (the “Senior Unsecured Notes — 2019”) with various related parties (see Note 18) for an aggregate principal amount of $2,570. The Senior Unsecured Notes — 2019 was repaid in full in December 2019.

The Senior Unsecured Notes — 2019 require interest-only payments at a rate of 14% per annum, payable quarterly, prior to maturity on December 30, 2019. Upon maturity, the Company shall pay all principal and accrued but unpaid interest. At its option, the Company may prepay the notes in full at any time before maturity.

In connection with the Senior Unsecured Notes — 2019, the Company issued warrants to purchase 4,609,288 shares of common stock at an exercise price of $0.11 per share. The liability component of the notes was recorded at fair value of $2,201 and the equity component at the residual amount of $369. A debt discount is reflected as a reduction of the carrying

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(in thousands, except for gram, share and per share amounts)

value of the long-term debt on the Company’s consolidated statement of financial position and is being amortized to interest expense over the term of the notes using the effective interest method.

The Company recognized interest expense under the Senior Unsecured Notes — 2019 of $364 and $447 for the years ended December 31, 2019 and 2018, respectively, including interest expense related to the amortization of the debt discount of $0 and $82.

Financing Agreement — 2021

In August 2018, the Company issued $85,000 of senior secured debt (the “Financing Agreement — 2021”). In connection with this agreement, the Company paid a fee of $1,700 upon the initial funding.

The Financing Agreement — 2021 accrues interest at a rate of 15% per annum, of which 10% is payable in cash quarterly and 5% is payable in kind. Principal and interest are due in full on August 23, 2021.  The Financing Agreement — 2021 is secured by a guarantee of each wholly-owned direct and indirect subsidiary of the Company, as well as a pledge of the Company’s assets and each such guarantor and contains certain negative covenants, including restrictions on its ability to pay dividends, invest in non-wholly owned entities and to incur non-subordinated debt.

The Financing Agreement — 2021 may be pre-paid in tranches of up to $25,000 or $50,000 upon 90 or 180 days written notice. Any amount prepaid once the outstanding principal falls below $25,000 is subject to a prepayment premium.

In connection with the Financing Agreement — 2021, the Company issued warrants to purchase 3,598,492 shares of common stock for a nominal value. The liability component of the notes was recorded at fair value of $77,556 and the equity component at the residual amount of $7,444. A debt discount is reflected as a reduction of the carrying value of the long-term debt on the Company’s consolidated statements of financial position and is being amortized to interest expense over the term of the notes using the effective interest method.

The Company recognized interest expense under the Financing Agreement — 2021 of $15,682 and $5,215 for the years ended December 31, 2019 and 2018, respectively, including interest expense related to the amortization of the debt discount of $2,250 and $1,211, respectively.

The Company satisfied in full its obligations under the Financing Agreement — 2021 in connection with and out of the proceeds from with the new senior secured debt facility that occurred in January 2020 (see Note 20).

Secured Promissory Notes — 2029

In January 2017, the Company entered into secured promissory notes (the “Secured Promissory Notes — 2029”) with certain individuals for an aggregate principal amount of $2,505.

The Secured Promissory Notes — 2029 accrue interest at a rate of 12% per annum on the first $224 and 14% per annum on the remaining balance. Principal and interest are due in full on May 1, 2029.

The Company recognized interest expense under the Secured Promissory Notes — 2029 of $300 and $239 for the years ended December 31, 2019 and 2018, respectively.

Seller note

The Company issued certain notes payable in conjunction with the Emerald acquisition in the amount of $8,000, the Glendale acquisition in the amount of $7,500, and the Phyto acquisition in the amount of $1,500. The Company recognized $692 of interest expense on the Seller Note for the year ended December 31, 2019 (see Note 4).

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(in thousands, except for gram, share and per share amounts)

Future maturities

As of December 31, 2019, future principal payments due under Notes payable were as follows:

Year ending December 31,	Amount
2020	$17,000
2021	90,795
2022	—
2023	—
2024 and thereafter	2,931
$110,726

Note 11 — Shareholders’ equity

The authorized and issued share capital of the Company is as follows:

Authorized

As of December 31, 2019 the authorized share capital consists of an unlimited number of MVS without par value and an unlimited number of SVS without par value.

Issued

In connection with the reverse takeover transaction discussed in Note 3, each issued and outstanding share of the Company was converted into the right to receive 32.71 of SVS.  Prior period share amounts have been adjusted to reflect the conversion.  Also, in connection with the reverse takeover transaction, the Company issued 188,646 SVS for the purchase of LVI with an issuance date fair value of $940.

Multiple voting shares —  Holders of the MVS are entitled to 15 votes per share and are entitled to notice of and to attend at any meeting of the shareholders, except a meeting of which only holders of another particular class or series of shares will have the right to vote. As of December 31, 2019 and 2018, the MVS represent approximately 22.1% and 26.7%, respectively, of the total issued and outstanding shares and 81% and 84.5%, respectively, of the voting power attached to such outstanding shares. The MVS are convertible into SVS on a one-for-one basis at any time at the option of the holder or upon termination of the MVS structure. The MVS structure will terminate automatically on October 25, 2021. It will also terminate automatically upon the occurrence of the following events: (i) transfer or disposition of the MVS by the Company’s Executive Chairman, Boris Jordan, to one or more third parties which are not certain permitted holders as described in the Company’s Articles, and (ii) Mr. Jordan or his permitted holders no longer beneficially owning, directly or indirectly and in the aggregate, at least 50% of the issued and outstanding SVS and MVS. In 2019, the holder of 18,200,000 MVS voluntarily converted 18,200,000 MVS into SVS. As of December 31, 2019, the Company had 103,970,705 MVS issued and outstanding.

Subordinate voting shares — Holders of the SVS are entitled to one vote per share. As of December 31, 2019 the Company had 366,114,366 SVS issued and outstanding.

The Company had reserved 52,237,230 and 50,848,420 SVS, as of December 31, 2019 and 2018, respectively, for the issuance of stock options under the Company’s 2018 Long Term Incentive Plan (see Note 12).

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(in thousands, except for gram, share and per share amounts)

Treasury shares

For the year ended December 31, 2019, the Company repurchased an aggregate of 147,900 shares for a purchase price of $5.97 per share, or a total of $883. For the year ended December 31, 2018, the Company purchased an aggregate of 4,340,586 shares for the purchase price of $0.77 per share, or a total of $3,359. The amount is reflected as treasury shares in the consolidated statement of financial position.

Warrants

In connection with the Senior Unsecured Notes — 2019, the Company issued to the noteholders warrants to purchase 4,609,288 shares of common stock at an exercise price of $0.1113 per share.

In connection with the Financing Agreement — 2021, the Company issued to the noteholders warrants to purchase 3,598,492 shares of common stock at nominal value.

In connection with the reverse takeover transaction and private placement described in Note 3 all outstanding warrants were exercised in full immediately prior to the effective time of the merger of the Company with and into LVI. As of December 31, 2019 and 2018 there were no outstanding warrants to purchase shares.

Note 12 — Share-based payment arrangements

Stock option programs

The 2011 and 2015 Equity Incentive Plans provide for the grant of incentive stock options, non-statutory stock options, restricted stock awards, restricted stock units, stock appreciation rights and other share-based awards. In connection with the Business Combination, all unexercised stock options of Curaleaf, Inc. issued and outstanding under the 2011 and 2015 Equity Incentive Plans were converted to the option to receive an equivalent substitute option under the 2018 Long Term Incentive Plan (the “LTIP”).  The LTIP provides for the grant of incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock and restricted stock units, performance awards, dividend equivalents, and other share-based awards.  The number of SVS reserved for issuance under the LTIP is calculated as 10% of the aggregate number of SVS and MVS outstanding on an “as-converted” basis.

Stock option valuation

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes valuation model, where appropriate. In instances where stock options have performance or market conditions, the Company utilizes the Monte Carlo valuation model to simulate the various outcomes that affect the value of the option.

The weighted average inputs used in the measurement of the grant date fair values of the equity-settled share-based payment plans were as follows:

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(in thousands, except for gram, share and per share amounts)

	December 31,
	2019		2018
Fair value at grant date	$5.97		$2.85
Share price at grant date	$7.67		$4.96
Exercise price	$7.76		$2.99
Expected volatility	87.2%		145.8%
Expected life	6.9	years	6.8	years
Expected dividends	—%		—%
Risk-free interest rate (based on government bonds)	1.90%		2.68%

The expected volatility is estimated based on the historical volatility of a publicly traded set of peer companies. The expected life in years represents the period of time that options granted are expected to be outstanding. The expected term of stock options granted to non-employees is equal to the contractual term of the option award. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that the Company has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future.

During the years ended December 31, 2019 and 2018, the Company recorded share-based compensation in the amount of $16,607 and $2,229, respectively.

Reconciliation of outstanding share options

The number and weighted-average exercise prices of share options under the share option program were as follows:

		Weighted		Weighted
	Number of	average	Number of	average
	options	exercise price	options	exercise price
	2019	2019	2018	2018
Outstanding at January 1	31,269,448	$0.94	34,377,946	$0.26
Forfeited during the year	(178,086)	1.10	(2,371,475)	0.48
Exercised during the year	(6,905,117)	0.31	(5,544,345)	0.10
Granted during the year	2,733,370	8.35	4,807,322	4.76
Outstanding at December 31	26,919,615	$1.59	31,269,448	$0.94
Options exercisable at December 31	17,453,214	$0.24	17,429,398	$0.23

Restricted stock units (“RSUs”)

The number of RSUs awarded under the 2018 LTIP Plan were as follows:

	Number of RSUs
	2019	2018
Outstanding at January 1	166,215	—
Released during the year	(166,215)	—
Granted during the year	2,170,064	166,215
Outstanding at December 31	2,170,064	166,215
RSUs vested at December 31	—	—

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(in thousands, except for gram, share and per share amounts)

Note 13 — Selling, general, and administrative expense

Selling, general, and administrative expenses consist of the following:

	Year ended
	December 31,
	2019	2018
Selling, general and administrative expenses:
Salaries and benefits	$52,737	$27,773
Sales and marketing	12,188	4,264
Rent and occupancy	4,613	7,944
Travel	6,574	3,131
Professional fees	30,550	12,564
Office supplies and services	8,290	4,662
Other	6,070	4,974
Total selling, general and administrative expense	$121,022	$65,312

Note 14 — Income taxes

The tax provision amounts recognized in the consolidated statements of profits and losses were as follows:

	Year ended December 31,
	2019	2018
Current year	$14,977	$3,448
Provision to return adjustment	2,123	(304)
Current tax expense	17,100	3,144
Deferred tax expense	6,959	2,499
Provision for income taxes	$24,059	$5,643

On December 22, 2017, the Tax Cuts and Jobs Act (the “Tax Act”) was signed into U.S. law. The Tax Act includes a number of changes to existing tax law, including, among other things, a permanent reduction in the federal corporate income tax rate from 34% to 21%, effective as of January 1, 2018, as well as limitation of the deduction for net operating losses to 80% of annual taxable income and elimination of net operating loss carrybacks, in each case, for losses arising in taxable years beginning after December 31, 2017 (though any such net operating losses may be carried forward indefinitely). Under the Tax Act, the Company’s deferred tax assets and liabilities were remeasured at the lower federal tax rate, resulting in an income tax benefit of $672 recorded in the year ended December 31, 2018.

The Company’s provision for income taxes differs from applying the U.S. federal income tax rate to income before taxes primarily due to state income taxes, certain stock compensation, warrants accretion, tax credits and miscellaneous permanent differences.

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(in thousands, except for gram, share and per share amounts)

A reconciliation of the U.S. federal statutory income tax rate to the Company’s effective income tax rate is as follows:

	Year ended December 31,
	2019		2018
Loss before provision for income taxes	$(45,789)		$(56,234)

Tax using the Company’s domestic tax rate	$(6,868)	15.0%	$(8,435)	15.0%
Effect of tax rates in foreign jurisdictions	(2,747)	6.0%	(3,371)	6.0%
Reduction in tax rate	—	—%	(8)	0.0%
Tax effect of:
State taxes, net of federal benefit	3,130	(6.8)%	1,302	(2.3)%
Share-based compensation	4,993	(10.9)%	458	(0.8)%
Warrant accretion	—	—%	(136)	0.2%
Non-taxable partnership income	(137)	0.3%	5,271	(9.4)%
Non-deductible expenses	18,341	(40.1)%	10,348	(18.4)%
Non-taxable gain	—	—%	—	—%
Tax credits	—	—%	(56)	0.1%
Other	1,290	(2.8)%	131	(0.2)%
Unrecognized deferred tax asset on current year losses	6,057	(13.2)%	139	(0.2)%
	$24,059	(52.5)%	$5,643	(10.0)%

As the Company operates in the legal cannabis industry, the Company is subject to Section 280E of the Internal Revenue Code (“IRC”) which prohibits businesses engaged in the trafficking of controlled substances (within the meaning of Schedule I and II of the CSA) from deducting normal business expenses associated with the sale of cannabis, such as payroll and rent, from gross income (revenue less cost of goods sold). Section 280E, therefore, has a significant impact on the retail side of cannabis, but a lesser impact on cultivation and manufacturing operations.  Section 280E was originally intended to penalize criminal market operators, but because cannabis remains a Schedule I controlled substance for U.S. Federal purposes, the Internal Revenue Service (“IRS”) has subsequently applied Section 280E to state-legal cannabis businesses. The effective tax rate on a cannabis business depends on how large its ratio of non-deductible expenses is to its total revenues.  In the states that the Company operates in that align their tax codes with Section 280E, it is also unable to deduct normal business expenses for state tax purposes. This results in permanent differences between ordinary and necessary business expenses deemed non-allowable and a higher effective tax rate than most industries.  Cannabis businesses operating in states that align their tax codes with the IRC are also unable to deduct normal business expenses for state tax purposes.  The non-deductible expenses shown in the effective rate reconciliation above is comprised primarily of the impact of applying Section 280E to the Company’s businesses that are involved in selling cannabis, along with other typical non-deductible expenses such as lobbying expenses.

The IRS has invoked Section 280E in tax audits against various cannabis businesses in the U.S. that are permitted under applicable state laws. Although the IRS issued a clarification allowing the deduction of certain expenses, the scope of such items is interpreted very narrowly, and the bulk of operating costs and general administrative costs are not permitted to be deducted. While there are currently several pending cases before various administrative and federal courts challenging these restrictions, there is no guarantee that these courts will issue an interpretation of Section 280E favorable to cannabis businesses.  Further, there are several pieces of legislation being considered by the U.S. Congress that could change the interpretation of Section 280E by removing its applicability to the legalized cannabis industry. Given these facts, the

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(in thousands, except for gram, share and per share amounts)

impact of any such challenge cannot be reliably estimated; however, it may be significant to the financial condition and/or the overall operations of the Company.

Changes in the Company’s deferred taxes were as follows:

			Acquired in		Deferred	Deferred
	Net balance	Recognized in	business		tax	tax
	at January 1	profit or loss	combination	Net	asset	liability
As of December 31, 2019
Depreciation and amortization	$(5,163)	$7,122	$(9,368)	$(7,409)	$—	$(7,409)
Accrued & prepaid expenses	(455)	(7,226)	—	(7,681)	—	(7,681)
Share-based compensation	1,117	(1,117)	—	—	—	—
Inventory	(890)	(6,662)	—	(7,552)	—	(7,552)
Tax loss carryforward	903	1,460	265	2,628	2,628	—
Tax credit carryforward	536	(536)	—	—	—	—
Tax asset (liability) before set-off	$(3,952)	$(6,959)	$(9,103)	$(20,014)	$2,628	$(22,642)

			Acquired in		Deferred	Deferred
	Net balance	Recognized in	business		tax	tax
	at January 1	profit or loss	combination	Net	asset	liability
As of December 31, 2018
Depreciation and amortization	$(1,369)	$(3,794)	$—	$(5,163)	$—	$(5,163)
Accrued & prepaid expenses	(1,038)	583	—	(455)	—	(455)
Share-based compensation	815	302	—	1,117	1,117	—
Inventory	(1,097)	207	—	(890)	—	(890)
Tax loss carryforward	1,236	(333)	—	903	903	—
Tax credit carryforward	—	536	—	536	536	—
Tax asset (liability) before set-off	$(1,453)	$(2,499)	$—	$(3,952)	$2,556	$(6,508)

Future realization of the tax benefits of existing temporary differences and net operating loss carryforwards ultimately depends on the existence of sufficient taxable income within the carryforward period. As the Company generally files separate U.S. and state tax returns for each legal entity within the consolidated group, the Company must evaluate the realization of deferred tax assets separately. As of December 31, 2019, the Company performed an evaluation to determine whether the net deferred tax assets at each filing group could be recognized. The Company considered all available evidence, both positive and negative, which included the results of operations for the current and preceding years. The Company determined that the U.S. parent company, along with its Kentucky, Maryland, Missouri, Ohio, and Oregon operations should not recognize their deferred tax assets due to those companies being in cumulative loss positions.

Under IRC 382, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change NOL carryforwards and other pre-change tax attributes to offset its post-change income may be limited. The Company has not completed a study to assess whether an “ownership change” has occurred or whether there have been multiple ownership changes since the Company became a “loss corporation” as defined in Section 382. Future changes in the Company’s stock ownership, which may be outside of the Company’s control, may trigger an “ownership change.” In addition, future equity offerings or acquisitions that have equity as a component of the purchase price could result in an “ownership change.” If an “ownership change” has occurred or does occur in the future, utilization of the NOL carryforwards or other tax attributes may be limited, which could potentially result in increased future tax liability to the Company.

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(in thousands, except for gram, share and per share amounts)

Deferred tax assets have not been recognized with respect to the following items, because it is deemed not probable that future taxable profit will be available against which the Company can utilize them.

	December 31, 2019		December 31, 2018
	Gross amount	Tax amount	Gross amount	Tax amount
Deductible/(taxable) temporary differences	$20,535	$5,798	$(443)	$(116)
Tax losses	65,345	17,447	5,708	627
	$85,880	$23,245	$5,265	$511

At December 31, 2019 and 2018, the Company had tax loss carryforwards of $84,913 and $3,934, respectively, which begin to expire between 2020 through 2038 and 2020 through 2037, respectively. At December 31, 2019, the Company had a tax loss carryforward of $70,753 which will never expire.

The calculation of the Company’s tax liabilities involves dealing with uncertainties in the application of complex tax laws and regulations for both federal taxes and the many states in which the Company operates and conducts business.

Note 15 — Earnings per share

Basic and diluted loss per share attributable to Curaleaf Holdings, Inc. was calculated as follows:

	Year ended
	December 31,
	2019	2018
Numerator:
Net loss and comprehensive loss	$(69,848)	$(61,877)
Less: Net loss attributable to redeemable non-controlling interest	(2,604)	(5,410)
Net loss attributable to Curaleaf Holdings, Inc. — basic and diluted	$(67,244)	$(56,467)
Denominator:
Weighted average common shares outstanding — basic and diluted	462,911,053	396,498,411
Loss per share — basic and diluted	$(0.15)	$(0.14)

The Company’s potentially dilutive securities, which include stock options and warrants to purchase shares of stock, have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to shareholders is the same. The Company excluded the following potential shares, presented based on amounts outstanding at each period end, from the computation of diluted loss per share attributable to Curaleaf, Inc. for the periods indicated because including them would have had an anti-dilutive effect:

	Year ended
	December 31,
	2019	2018
Options to purchase common stock	26,919,615	31,269,448

In addition to the potentially dilutive securities noted above, as of December 31, 2019, the Company has 688,349 shares held in escrow in connection with the Eureka acquisition. As of December 31, 2018, the Company had 4,105,988 shares of stock in an escrow account which transferred to members of Blackjack upon the closing of the transaction (See Note 4).

Note 16 — Segment Reporting

The Company operates in two segments: the production and sale of cannabis via retail and wholesale channels (“Cannabis Operations”); and providing professional services including cultivation, processing and retail know-how and back office

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(in thousands, except for gram, share and per share amounts)

administration, intellectual property licensing, real estate leasing services and lending facilities to medical and adult-use cannabis licensees under management service agreements (“Non-Cannabis Operations”).

	Cannabis	Non-Cannabis	Total
For the year ended December 31, 2019:
Revenues	$173,857	$47,161	$221,018
Gross profit	94,452	47,161	141,613
Loss from operations	(6,348)	(21,370)	(27,717)
Net loss	(19,649)	(50,198)	(69,848)

	Cannabis	Non-Cannabis	Total
For the year ended December 31, 2018:
Revenues	$55,661	21,396	$77,057
Gross profit	24,891	21,396	46,287
Income (loss) from operations	(25,156)	(3,525)	(28,681)
Net loss	(29,820)	(32,057)	(61,877)

	Cannabis	Non-Cannabis	Total
As of December 31, 2019:
Total assets	$465,169	$271,757	$736,926
Total liabilities	93,785	239,695	333,480

	Cannabis	Non-Cannabis	Total
As of December 31, 2018:
Total assets	$88,524	$481,312	$569,836
Total liabilities	12,307	121,887	134,194

Note 17 — Commitments and contingencies

Leases

The Company leases its facilities under operating leases that provide for the payment of real estate taxes and other operating costs in addition to normal rent.

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(in thousands, except for gram, share and per share amounts)

At December 31, 2019, approximate future minimum payments due under non-cancelable operating leases were as follows:

Period	Scheduled payments
2020	17,381
2021	16,377
2022	17,250
2023	16,126
2024 and thereafter	62,320
Total undiscounted lease liability	129,454
Impact of discount	(36,300)
Lease liability at December 31, 2019	93,154
Less current portion of lease liability	(11,835)
Long-term portion of lease liability	$81,319

The following table provides a reconciliation of commitments at December 31, 2018 to the Company’s lease liability as of January 1, 2019 and December 31, 2019:

Disclosed commitments as of December 31, 2018	$58,666
Impact of discount	(15,824)
Lease liability at January 1, 2019	42,842
Lease payments	(11,348)
Amortization of discount	6,216
New leases acquired	55,444
Lease liability at December 31, 2019	$93,154

Real estate leases typically extend for a period of 1—10 years. Some leases for office space include extension options exercisable up to one year before the end of the cancellable lease term. Typically, the option to renew the lease is for an additional period of 5 years after the end of the initial contract term and are at the option of the Company as the lessee. Lease payments are in substance fixed, and certain real estate leases include annual escalation clauses with reference to an index or contractual rate.

The Company leases machinery and equipment but does not purchase or guarantee the value of leased assets. The Company considers these assets to be of low-value or short-term in nature and therefore no right-of use assets and lease liabilities are recognized for these leases. Expenses recognized relating to short-term leases and leases of low value during the years ended December 31, 2019 and 2018 were immaterial.

The Company leases space for its offices, cultivation centers, and retail dispensaries. Key movements relating to the right-of-use lease asset balances are presented below:

Scheduled Payments
Carrying amount, January 1, 2019	$41,853
Additions to leased assets	51,211
Depreciation charges	(10,270)
Carrying amount, December 31, 2019	$82,794

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(in thousands, except for gram, share and per share amounts)

The total interest expense on lease liabilities for the year ended December 31, 2019 was $6,357.

The total cash outflow for lease liability payments for the year ended December 31, 2019 was $11,073.

Indemnification agreements

In the ordinary course of business, the Company may provide indemnification of varying scope and terms to vendors, lessors, business partners, and other parties with respect to certain matters including, but not limited to, losses arising out of breach of such agreements or from intellectual property infringement claims made by third parties. In addition, the Company has entered into indemnification agreements with members of its board of directors and senior management team that will require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is, in many cases, unlimited. To date, the Company has not incurred any material costs as a result of such indemnification agreements. The Company does not believe that the outcome of any claims under indemnification arrangements will have a material effect on its financial position, results of operations or cash flows, and it has not accrued any liabilities related to such obligations in its consolidated financial statements.

Legal

The Company is involved in claims or lawsuits that arise in the ordinary course of business. Accruals for claims or lawsuits are provided to the extent that losses are deemed both probable and estimable. Although the ultimate outcome of these claims or lawsuits cannot be ascertained, on the basis of present information and advice received from counsel, it is management’s opinion that the disposition or ultimate determination of such claims or lawsuits will not have a material adverse effect on the Company.

Among other legal disputes, the Company is currently involved in the following proceedings:

Connecticut Arbitration.  Pursuant to the Second Amended and Restated Operating Agreement of Doubling Road Holdings, LLC, the holders of a majority of the Series A-2 Units of Doubling Road Holdings had the right to require that PalliaTech or any Affiliate purchase all of the Series A-2 Units in exchange for shares of PalliaTech, Inc. (now Curaleaf, Inc.), the parent of PalliaTech, pursuant to a defined “Buy-Out Exchange Ratio.”  On October 25, 2018, the Holders, Curaleaf, and others entered into a Stipulation of Settlement in order to resolve a dispute with respect to the applicable Buy-Out Exchange Ratio for the Put Right.  The Stipulation of Settlement provided, among other things, that PalliaTech CT purchased the Holders’ interests in exchange for (1) a payment of $40,142; (2) 4,755,548 SVS; and (3) the potential for additional equity in Curaleaf depending on the results of a “Settlement Second Appraisal.”  Pursuant to the Settlement Second Appraisal, dated December 12, 2019, and the terms of the Stipulation of Settlement, the Holders received 2,016,859 additional SVS.  On January 23, 2020, the Holders filed new claims in arbitration including for fraudulent inducement and breach of contract, relating primarily to a lock-up agreement that the Holders signed in connection with the Stipulation of Settlement.

Florida Arbitration / Litigation.  On December 10, 2018, Jayson Weisz and SRC Medical Partners, LLC initiated an arbitration against PalliaTech Florida LLC.  On March 19, 2019, Weisz and SRC derivatively on behalf of PalliaTech Florida LLC filed a complaint against Defendants Curaleaf Florida LLC, PalliaTech Florida, Inc., Joseph Lusardi, and Boris Jordan in the Complex Business Litigation Section in the Circuit Court of the Eleventh Judicial Circuit in and for Miami-Dade County, Florida. Plaintiffs’ derivative Complaint seeks the judicial dissolution of Curaleaf Florida LLC and asserts various causes of action against Defendants, including for breach of contract, civil conspiracy, breach of fiduciary duty, fraudulent transfer, and a declaratory judgment appointing Robins to the Board of Managers.  On January 10, 2020, Weisz, JRF Group, and the Curaleaf entities entered into a Stipulation of Settlement pursuant to which the Company purchased JRF Group’s interest in PalliaTech Florida LLC for consideration of 1,772,062 SVS and $2,500 in cash.  During

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(in thousands, except for gram, share and per share amounts)

February, 2020, SRC, PalliaTech Florida LLC, PalliaTech Florida, Inc., and Lusardi participated in a final arbitration hearing. The parties are currently exchanging post-hearing briefs.

Securities Class Action.  On August 5, 2019, a purported class action was filed against Curaleaf, Joseph Lusardi, Neil Davidson, and Jonathan Faucher in the United States District Court for the Eastern District of New York on behalf of persons or entities who purchased or otherwise acquired publicly traded securities of the Company from November 21, 2018 to July 22, 2019.  On January 6, 2020, an Amended Class Action Complaint was filed against Defendants.  The Amended Class Action Complaint alleges that Defendants made materially false and/or misleading statements regarding Curaleaf’s CBD products based on a July 22, 2019 letter received from the U.S. Food and Drug Administration (“FDA Letter”).  According to the Amended Class Action Complaint, the FDA Letter states that several of the CBD products sold on Curaleaf’s website were “misbranded drugs” in violation of the Federal Food, Drug, and Cosmetic Act.  The Amended Class Action Complaint asserts claims (1) against all Defendants for alleged violations of Section 10(b) of the Securities Exchange Act of 1934 and (2) against Lusardi, Davidson, and Faucher for alleged violations of Section 20(a) of the Securities Exchange Act of 1934.  On March 6, 2020, the Defendants filed a motion to dismiss arguing that the Amended Class Action Complaint failed to allege (1) any false or misleading statement or omission, (2) scienter, (3) any domestic transactions, or (4) control person liability.

Taxes

The Company files tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examination by federal and state jurisdictions, where applicable. The U.S. parent company is currently under audit by the Internal Revenue Service (“IRS”) for the years ending December 31, 2016 through December 31, 2018.  The IRS has proposed adjustments relating the U.S. parent company’s treatment of expenses under Section 280E, however, as of December 31, 2019, there has been no resolution to any adjustments. Although the Company currently believes all its tax positions can be sustained, the ultimate resolution of tax matters could have a significant impact on the Company’s consolidated financial statements.   The Company’s tax years are still open under statute from December 31, 2016, to the present.

Note 18 — Related party transaction

The Company incurred the following transactions with related parties during the years ended December 31, 2019 and 2018.

	Year Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Transaction	Related Party Transactions		Balance Receivable (Payable)
Senior Unsecured Note - 2019 (1)	$237	$237	$—	$(1,666)
Consulting Fees (1)	319	201	—	—
Deal Fees (1)	—	1,800	—	—
Travel and Reimbursement (1)	816	1,052	—	—
Rent expense (1)	238	91	—	—
Contingent Liability (2)	—	—	(18,000)	(18,000)
	$1,610	$3,381	$(18,000)	$(19,666)

(1) Interest, debt related, general and administrative fees due to a director in common.

(2) Contingent consideration liability for the purchase of CLMA.

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(in thousands, except for gram, share and per share amounts)

Note 19 — Fair value measurements

The Company’s financial instruments consist of cash, restricted cash and cash equivalents, notes receivable, accounts payable, accrued expenses, long-term debt and redeemable non-controlling contingency. The fair values of cash, restricted cash, notes receivable, accounts payable and accrued expenses approximate their carrying values due to the relatively short-term to maturity. The Company’s long-term notes payable carrying value at the effective interest rate approximates fair value.

Financial instruments recorded at fair value are classified using a fair value hierarchy that reflects the significance of the inputs to fair value measurements. The three levels of hierarchy are:

Level 1 — Unadjusted quoted prices in active markets for identical assets or liabilities;

Level 2 — Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly; and

Level 3 — Inputs for the asset or liability that are not based on observable market data.

The Company’s assets measured at fair value on a nonrecurring basis include investments, long-lived assets, indefinite-lived intangible assets and goodwill. The Company reviews the carrying amounts of such assets whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable or at least annually as of December 31, for indefinite-lived intangible assets and goodwill. Any resulting asset impairment would require that the asset be recorded at its fair value. The resulting fair value measurements of the assets are considered to be Level 3 measurements.

There have been no transfers between fair value levels during the years ended December 31, 2019 and 2018.

	Fair Value Measurements
	as of December 31, 2019 Using:
	Level 1	Level 2	Level 3	Total
Assets:
Biological assets	$—	$—	$19,197	$19,197
	$—	$—	$19,197	$19,197

Liabilities:
Non-controlling interest redemption and contingent consideration liabilities	$—	$—	$35,310	$35,310
	$—	$—	$35,310	$35,310

	Fair Value Measurements
	as of December 31, 2018 Using:
	Level 1	Level 2	Level 3	Total
Assets:
Biological assets	$—	$—	$4,491	$4,491
	$—	$—	$4,491	$4,491

Liabilities:
Non-controlling interest redemption and contingent consideration liabilities	$—	$—	$20,957	$20,957
	$—	$—	$20,957	$20,957

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(in thousands, except for gram, share and per share amounts)

Biological assets

The fair value of biological assets is categorized within Level 3 on the fair value hierarchy. The Company measures its biological assets at fair value less costs to sell. This is determined using a model which estimates the expected harvest yield in grams for plants that are actively growing, and then adjusts that amount for the expected selling price per gram in the market in which the biological asset is growing. The estimates used in determining the fair value of biological assets are subject to volatility and several uncontrollable factors, which could significantly affect the fair value of biological assets in future periods. The significant assumptions used in determining the fair value of biological assets include:

•                  Expected yield by plant — represents the expected number of grams of finished cannabis inventory which are expected to be obtained from each harvested cannabis plant;

•                  Wastage of plants — represents the weighted average percentage of biological assets which are expected to fail to mature into cannabis plants that can be harvested;

•                  Duration of the production cycle — represents the weighted average number of weeks out of the 12 week growing cycle that biological assets have reached as of the measurement date;

•                  Percentage of costs incurred as of this date compared to the total costs expected to be incurred — this is calculated as the cost per gram of harvested cannabis to complete the sale of cannabis plants post harvest, consisting of the cost of direct and indirect materials and labor related to further production, labeling, and packaging;

•                  Percentage of costs incurred for each stage of plant growth — represents the direct and indirect production costs incurred that are capitalized; and

•                  Market values — this is calculated as the current market price per gram in the market in which the biological asset is being produced. This is expected to approximate future selling price.

The Company accretes fair value on a straight line basis according to stage of growth. As a result, a cannabis plant that is 50% through its 12 week growing cycle would be ascribed approximately 50% of its harvest date expected fair value. All plants are to be harvested cannabis and as of December 31, 2019 and 2018, on average, were 49% and 59% complete, respectively. An increase or decrease in the estimated sale price would result in a significant change in the fair value of biological assets.

Non-controlling interest contingency and buyout

During 2018 the Company agreed to acquire the remaining non-controlling interest in Costa Nursery Farms, LLC, d/b/a Modern Health Concepts (“MHC”) and Double Road Holdings, LLC (“DRH”), therefore voiding the non-controlling interest put options and the non-controlling interest purchased call options from the original agreements. The MHC acquisition consideration was for $25,000 in cash as well as common stock and the DRH acquisition consideration was for $40,142 in cash as well as common stock. Upon each acquisition, the Company reversed the non-controlling interest contingency liabilities.

The non-controlling interest in MHC of $12,000 was calculated using the fair value method of the assets acquired and liabilities assumed. The value used in this determination was the purchase price for the controlling interest. The Company used the fair value method as it believes that the risks and rewards of the acquired entity are shared by the Company and the non-controlling interest. The MHC Agreement contained a put option under which the non-controlling interest could require the Company to redeem its equity interest in MHC. The redemption value was to be determined by mutual

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(in thousands, except for gram, share and per share amounts)

agreement or by an independent valuation expert subject to certain parameters that include a “floor” amount of $12,000 and a “ceiling” amount equal to 75% of the excess of the fair market value over $40,000 times the percentage interest held by the non-controlling interest (30% at the acquisition date). The Company had a call option under which it may require the non-controlling interest to sell under the same terms. As a result of the transactions described above there was no direct non-controlling interest in MHC as of December 31, 2018.

PT Florida is owned 77.2% by the Company and 22.8% by third parties (the “Remaining Florida Minority Holders”). The Remaining Florida Minority Holders, through their 22.8% non-controlling interest in PT Florida, indirectly held a 15.9% non-controlling interest in MHC as of December 31, 2019. In January 2020, half of the Remaining Minority Holders agreed to sell their 11.4% equity in PT Florida for consideration of $4,159 cash and 1,772,062 SVS, valued at $10,000. In addition, in connection with this transaction, the Company paid the selling Remaining Minority Holders  $1,651 cash to retire principal and interest on the half of the Secured Promissory Notes — 2029 held by the selling Remaining Minority Holder. (See Note 10).

In October 2018, the Company agreed to acquire from the minority members of DRH (the “DRH Minority Members”) their remaining 49% membership interests in DRH (the “DRH Minority Membership Units”) in consideration for $40,142 in cash (the “Connecticut Minority Buy-Out”) and $41,747 which was settled through the issuance of 4,755,548 SVS. This transaction closed immediately following completion of the Business Combination discussed in Note 3. The number of SVS to be paid to the DRH Minority Members for the DRH Minority Membership Units may be adjusted based upon an independent valuation to be conducted following the completion of the Business Combination. The valuation will first establish the value of DRH as a percentage of the value of Curaleaf Inc. as at March 8, 2018 (the “Exchange Ratio”), and then convert the Exchange Ratio into a percentage of the fully diluted equity as of the date of the Business Combination, not taking into account shares to be issued in connection with the Private Placement (the “Diluted Share Count”). Upon completion of this valuation, the number of additional SVS to be issued to DRH Minority Members shall be determined based on a prescribed formula, provided that the aggregate number of SVS issued to the DRH Minority Holders shall not exceed an additional 1.96% of the Diluted Share Count representing 8,962,380 SVS. In February 2020, the Company issued 2,016,858 SVS to the former minority members of DRH as a result of the second independent valuation.

As of December 31, 2019 and 2018 the Company recognized a non-controlling interest buyout liability in the amount of $16,174 and $2,957, respectively, with the offset being recognized in redeemable non-controlling interest buyout as contra equity.  An increase or decrease in the weighted average cost of capital (“WACC”) would result in a significant change in the fair value of the non-controlling interest contingency.

Financial Risk Management

The Company is exposed in varying degrees to a variety of financial instrument related risks. The Company’s risk exposures and the impact on the Company’s financial instruments are summarized below:

Credit Risk

Credit risk is the risk of a potential loss to the Company if a customer or third party to a financial instrument fails to meet its contractual obligations. The maximum credit exposure at December 31, 2019 and 2018 is the carrying amount of cash and cash equivalents, accounts receivable and notes receivable. The Company does not have significant credit risk with respect to its customers. All cash and cash equivalents are placed with major U.S. financial institutions.

The Company provides credit to its customers, mostly wholesale and MSA customers, in the normal course of business and has established credit evaluation and monitoring processes to mitigate credit risk.

As of December 31, 2019, future loan receivable receipts were as follows:

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(in thousands, except for gram, share and per share amounts)

Year Ending December 31,	Amount
2020	$729
2021	56,437
2022	—
2023	—
2024 and thereafter	—
$57,166

Liquidity Risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations associated with financial liabilities. The Company manages liquidity risk through the management of its capital structure. The Company’s approach to managing liquidity is to ensure that it will have sufficient liquidity to settle obligations and liabilities when due.

Interest Rate Risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. Cash and cash equivalents bear interest at market rates. The Company’s notes receivable and financial debts have fixed rates of interest and therefore expose the Company to interest rate fair value risk.

Capital Management

The Company’s objectives when managing capital are to ensure that there are adequate capital resources to safeguard the Company’s ability to continue as a going concern and maintain adequate levels of funding to support its ongoing operations and development such that it can continue to provide returns to shareholders and benefits for other stakeholders.

The capital structure of the Company consists of items included in shareholders’ equity and debt, net of cash and cash equivalents. The Company manages its capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the Company’s underlying assets. The Company plans to use existing funds, as well as funds from the future sale of products to fund operations and expansion activities. As of December 31, 2019, the Company was not subject to externally imposed capital requirements.

Note 20 — Subsequent events

The Company has evaluated subsequent events through March 26, 2020, the date the consolidated financial statements were available to be issued.

In January 2020, the Company closed on a Senior Secured Term Loan Facility (“Facility”) from a syndicate of lenders totaling $300,000. The notes bear interest at a rate of 13.0% per annum, payable quarterly in arrears with a maturity on December 2023. The Company satisfied its obligations in full under the Financing Agreement — 2021 in connection with, and out of the proceeds of the Facility (see Note 10).

See Note 19 for information regarding acquisitions of certain minority interests that were signed after December 31, 2019.

See Note 17 for information regarding developments in certain legal proceedings that occurred after December 31, 2019.

Curaleaf Holdings, Inc.

Notes to Consolidated Financial Statements

(in thousands, except for gram, share and per share amounts)

See Note 4 for information regarding acquisitions that were signed after December 31, 2019.